UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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April 9, 2026

Notice of Annual Meeting and Proxy Statement

Date:	May 21, 2026
Time:	10:00 a.m. (Pacific time)

This year’s annual meeting of stockholders will be held completely virtually.

To participate, vote, or submit questions 15 minutes before and during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/ILMN2026. There will not be a physical location for the annual meeting.

The agenda for this year’s annual meeting includes the following items:

1.	Elect nine nominees to our Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027;

3.	Hold an advisory vote to approve the compensation provided to the “named executive officers” as disclosed in the accompanying proxy statement; and

4.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Illumina Board of Directors (the “Board of Directors” or the “Board”) unanimously recommends that you vote “FOR” the nominees proposed by the Board of Directors and “FOR” the other proposals recommended by the Board. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

Stockholders as of the record date of March 26, 2026, are entitled to notice of and to vote on the matters listed in the proxy statement.

The proxy statement and accompanying proxy are being mailed to our stockholders on or about April 9, 2026, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 28, 2025.

By Order of the Board of Directors,

Scott Davies

Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2026: The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

Voting is easy:
VIA THE INTERNET. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 20, 2026.
BY TELEPHONE. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 20, 2026.

BY MAIL. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 20, 2026.

DURING THE ANNUAL MEETING. Instructions on how to vote while participating in our annual meeting live via the internet are posted at www.virtualshareholdermeeting.com/ILMN2026. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee through which you hold your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares.

Letter from Independent Chair of the Board

Dear Fellow Stockholders,

This past year marked a period of meaningful progress for Illumina. The company returned to growth and improved profitability, while its core sequencing business gained momentum. Illumina’s new investments in multiomics and data platforms have expanded the breadth and capability of our products. We are continuing to advance opportunities to improve patient care, and make the promise of precision medicine more accessible and routine.

Customer adoption remained strong in the third year of the NovaSeq X rollout, with Illumina converting more than 70% of sequencing volume to the platform. The transition is reshaping how customers operate. It is enabling our partners to broaden test portfolios, accelerate the path to reimbursement, and shift their sequencing work toward data-intensive assays that are both more cost-effective and more robust across a range of applications. At the same time, Illumina has continued to drive solid demand in our core sequencing business.

Over the course of the year, Illumina achieved a series of additional milestones that will help position the company for continued growth and deepen its impact on clinical practice. The acquisition of Somalogic builds on Illumina’s leadership in multiomics. The launch of Bioinsight enables the company to deliver more actionable insights to biopharma partners. At the Advances in Genome Biology and Technology (AGBT) meeting, we underscored our technology leadership by unveiling an 18-month roadmap for the X platform and introducing TruPath. These and similar steps underscore our commitment to providing the most accurate, comprehensive, and cost-effective end-to-end workflows in the industry. The Illumina team remains committed to our mission of equipping customers with the tools they need to unlock scientific insights and improve outcomes for patients.

In my first full year as Chair, the Board continued to provide independent oversight of management while executing on our Board succession plan. Frances Arnold, Robert Epstein and Gary Guthart will conclude their Board service at the 2026 annual meeting. The Board thanks each of them for their judgment and commitment to Illumina.

The Board is pleased to announce the nomination of David P. King to be elected by stockholders as a director at the 2026 annual meeting. We believe that David’s addition would broaden the skills on the Board, especially given his extensive experience in healthcare and life sciences, including managing a highly complex business at scale. With your support, upon his election, David will be the fifth independent director added to the Board since 2020, reducing our average independent director tenure to fewer than five years.

As Illumina moves forward, the Board remains focused on ensuring disciplined execution against our long-term targets and creating lasting value for stockholders. As NGS becomes more deeply embedded in healthcare, Illumina will continue to provide the highest quality insights at scale to ensure patients are given the most effective personalized care.

On behalf of the entire Board, I would like to thank you for your support of Illumina. We are committed to providing life-changing benefits for patients while driving significant value for our customers and stockholders.

Sincerely,

Dr. Scott Gottlieb

Independent Chair of the Board

Annual Meeting & Voting Information

ANNUAL MEETING INFORMATION

Date: May 21, 2026

Time: 10 a.m. (Pacific time)

Location: Internet webcast only at

www.virtualshareholdermeeting.com/ILMN2026

There will not be a physical location for the annual meeting. See “How may I attend and participate in the annual meeting?” on page 71.

Record Date: March 26, 2026

ITEMS TO BE VOTED ON	Board Recommendation
1. The election of nine nominees to our Board of Directors	✓ For All Nominees

2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027	✓ For

3. Advisory vote to approve compensation provided to the “named executive officers” as disclosed in this proxy statement	✓ For

Who We Are

Our Mission

To improve human health by unlocking the power of the genome.

Our Company

We are a global leader in sequencing- and array-based solutions for genetic and genomic analysis. Our products and services serve customers in a wide range of markets, enabling the adoption of multiomic solutions in clinical and research settings.

Researchers and clinicians use our products to analyze the genome at all levels of complexity, from targeted panels to whole-genome sequencing. This enables them to discover, detect, diagnose, and treat diseases from cancer to various rare or heritable disorders.

Our Markets

Illumina is innovating across multiple markets, including:

Clinical Markets: We are focused on enabling translational and clinical markets through the introduction of best-in-class sequencing technology. Further, we are developing sample-to-answer solutions to catalyze adoption in the clinical setting, including in reproductive and genetic health and oncology. Using next-generation sequencing (NGS) can reduce costs compared to traditional methods of disease diagnosis, which are often expensive and inconclusive while requiring extensive testing.

Research & Applied Markets: Historically our core business has been in the life sciences research market, which includes laboratories associated with universities, research centers, and government institutions, along with biotechnology and pharmaceutical companies. Researchers at these institutions use our products and services for basic and translational research across a spectrum of scientific applications. Our products also serve various applied markets including consumer genomics and agrigenomics.

Illumina, Inc. 2026 Proxy Statement • 1

Information About the Current Board

The following table sets forth the names, ages, standing Board committee assignments, and positions of our directors as of April 9, 2026.

						$
Name	Age	Independent	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Science and Technology Committee		Other Public Company Boards

Scott Gottlieb, M.D., Chair	53	✓						3

Jacob Thaysen, Ph.D., CEO	50							0

Frances Arnold, Ph.D.(1)	69	✓						2

Caroline D. Dorsa	66	✓						2

Robert S. Epstein, M.D.(1)	70	✓						2

Gary S. Guthart, Ph.D.(1)	60	✓						1

Keith A. Meister	52	✓						3

Anna Richo	65	✓						1

Philip W. Schiller	65	✓						0

Susan E. Siegel	65	✓						2

Scott B. Ullem	59	✓						0

Number of Meetings in 2025			8	5	4		4

 Chair   Member   Audit Committee Financial Expert (for purposes of Section 407 of Sarbanes-Oxley Act)

(1)	Drs. Arnold, Epstein and Guthart will conclude their service on the Board at the close of the 2026 annual meeting of stockholders.

2 • Illumina, Inc. 2026 Proxy Statement

Director Nominee Highlights and Robust Corporate Governance

The Board of Directors believes that maintaining a highly qualified Board and strong corporate governance is the foundation for enhancing investor confidence and increasing stockholder value long-term.

Providing robust oversight is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and encourages long-term productivity and growth.

Key Governance Principles and Practices

Independent Oversight	Accountability to Stockholders	Commitment to Stockholder Rights	Effective Risk Oversight

Independent Chair	One vote per share	Stockholders can call a special meeting	Full Board oversight of risk management

All directors other than CEO are independent	Annual director elections	Simple majority vote requirement for charter amendments and mergers	Key Board committees oversee risks within their respective areas

100% independent Board committees	Majority vote standard for uncontested director elections	Proxy access	Senior executives provide regular updates to Board committees and the full Board

Illumina, Inc. 2026 Proxy Statement • 3

Our Leadership

Executive Officers

The following table sets forth the names, ages, positions, and business experience of our executive officers as of April 9, 2026:

Name	Age	Position	Year Joined Illumina	Recent Business Experience

Jacob Thaysen	50	Chief Executive Officer	2023	2023 – Present 2018 – 2023 2014 – 2018	Chief Executive Officer, Illumina SVP, President of Life Sciences & Applied Markets Group, Agilent Technologies SVP, President of Diagnostics & Genomics Group, Agilent Technologies

Steven Barnard	66	Chief Technology Officer	1998	2023 – Present 2015 – 2023 1998 – 2015	Chief Technology Officer, Illumina VP and Head of Global Advanced Science, Illumina VP, Chemistry, Illumina

Scott Davies	56	Chief Legal Officer	2009	2025 – Present 2024 – 2025 2016 – 2024	Chief Legal Officer, Illumina Interim General Counsel & Secretary, Illumina VP, Legal – Chief Corporate Counsel and Assistant Secretary, Illumina

Ankur Dhingra	50	Chief Financial Officer	2024	2024 – Present 2022 – 2024 2021 – 2022 2019 – 2021	Chief Financial Officer, Illumina CFO, Summit Therapeutics CFO, CareDX VP, Investor Relations, Agilent Technologies

Patricia Leckman	62	Chief People Officer	2010	2023 – Present 2010 – 2023 2006 – 2010	Chief People Officer, Illumina VP, Human Resources, Illumina VP, HR Operations, NVIDIA

Kevin Pegels	59	Chief of Global Operations	2015	2021 – Present 2015 – 2021	Chief of Global Operations, Illumina Head of Global Supply Chain, Illumina

Jakob Wedel	54	Chief Strategy and Corporate Development Officer	2023	2024 – Present 2023 – 2024 2017 – 2023	Chief Strategy and Corporate Development Officer, Illumina CEO Chief of Staff, Illumina Partner, EY-Parthenon

4 • Illumina, Inc. 2026 Proxy Statement

2025 Financial Performance Highlights

In 2025, Illumina returned to growth excluding Greater China and delivered meaningful financial improvement through disciplined execution. Full-year revenue was $4.34 billion, flat on a reported basis, with ex-China revenue increasing 2% and momentum building in the second half of the year. Core sequencing revenue grew modestly, driven by 2% growth in sequencing consumables (up 4% ex-China), partially offset by a 4% decline in sequencing instrument revenue (down 1% ex-China). Consumables growth reflected continued strength in clinical markets and increased utilization of the NovaSeq X platform. Instrument revenue declined as academic and government customers remained measured in capital spending; however, we continued to advance our high-throughput transition during the year and expanded the installed base of NovaSeq X systems. The continued shift toward recurring consumables revenue supported improved operating leverage during the year. GAAP operating margin was 18.6% for 2025, down from 34% in 2024, primarily due to the reversal of the withdrawn European Commission fine in 2024. Non-GAAP operating margin(1) expanded to 23.1%, up from 21.3% in 2024, reflecting disciplined cost management and operating leverage. GAAP diluted earnings per share was $5.45 in 2025, down from $5.61 in 2024. Non-GAAP diluted EPS(1) increased 16% to $4.84. Net cash provided by operating activities totaled $1,079 million and Illumina generated $931 million in free cash flow(1). Illumina also returned approximately $740 million to stockholders through share repurchases during 2025, while maintaining a strong balance sheet.

Summary 2025 Financial Performance

Revenue $4.34B (h0% YoY) FY24: $4.33B	Non-GAAP Operating Margin(1) 23.1% (h8.5% YoY) FY24: 21.3%	Non-GAAP Diluted EPS(1) $4.84 (h16% YoY) FY24: $4.16

(1) See the tables included in Annex A for reconciliations of these GAAP and non-GAAP financial measures

Strategic Performance

2025 marked a year of disciplined execution against the strategic pillars established in 2024, as Illumina returned to growth:

•

We returned to revenue growth excluding Greater China, with total sequencing consumables revenue increasing 4% year-over-year, reflecting accelerating adoption of sequencing-based testing and more sequencing-intensive applications.

•

We achieved our NovaSeq X high-throughput transition milestones, with the platform becoming the primary driver of high-throughput sequencing volume and supporting increased recurring consumables demand.

•

We continued executing against our strategic pillars beyond core sequencing by expanding our multiomics capabilities, announcing the acquisition of SomaLogic, and launching BioInsight to advance our data, software, and AI-enabled offerings.

•	We strengthened leadership capabilities in clinical and data-driven innovation to support continued ecosystem expansion.

•	We delivered operating leverage through disciplined cost management and operational execution, contributing to margin expansion and earnings growth during the year.

Illumina, Inc. 2026 Proxy Statement • 5

2026 Director Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board of Directors has nominated for election at the 2026 annual meeting the nine nominees named in the table below to hold office until the annual meeting of stockholders in 2027 and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office. The Nominating/Corporate Governance Committee has recommended that Mr. David King be elected as a new director at the 2026 annual meeting. In today’s evolving global business and regulatory environment, the Committee determined that the addition of Mr. King will broaden the skills of the current Board, particularly given his extensive experience in healthcare and life sciences, including managing a complex business at scale. Drs. Arnold, Epstein and Guthart will conclude their service on the Board at the close of the 2026 annual meeting of stockholders.

Name	Age	Independent	Director Since	Principal Occupation

Caroline D. Dorsa	66	✓	2017	Board Chair at Biogen(1) and Director at Duke Energy

Scott Gottlieb, M.D., Chair	53	✓	2020	Partner at New Enterprise Associates and senior fellow at AEI; Former FDA Commissioner; Director at Pfizer, United Health and Tempus AI

David P. King	69	✓	—	Former CEO & Executive Chair of Laboratory Corporation of America; Board Chair at Privia Health and Director at Smith & Nephew; Managing Member, KingMan LLC

Keith A. Meister	52	✓	2025	Founder, Managing Partner and Chief Investment Officer of Corvex Management LP

Anna Richo	65	✓	2024	Director at Exelon; Former General Counsel, Chief Compliance Officer and Corporate Secretary at Cargill, Inc.

Philip W. Schiller	65	✓	2016	Apple Fellow at Apple, Inc.

Susan E. Siegel	65	✓	2019	Board Chair at MIT The Engine, Board Director at Align Technology and the Kaiser Family Foundation and Senior Lecturer at MIT Sloan School of Management

Jacob Thaysen, Ph.D., CEO	50		2023	CEO at Illumina, Inc.

Scott B. Ullem	59	✓	2023	CFO at Edwards Lifesciences(2)

(1)

Ms. Dorsa announced on February 11, 2026 that she would be retiring from the Biogen board effective immediately following Biogen’s 2026 Annual Meeting of Stockholders, scheduled to take place on June 9, 2026

(2)

Mr. Ullem announced on October 30, 2025 that he would be transitioning from his role by midyear 2026. Following the appointment of a new CFO, Mr. Ullem will continue in an advisory role at Edwards Lifesciences.

6 • Illumina, Inc. 2026 Proxy Statement

Caroline D. Dorsa

Profile

Director since 2017

Financial Expert

Age: 66

Board Committees

Audit

Compensation

Education

●  B.A. in History from Colgate University

●  MBA in Finance and Accounting from Columbia University

Relevant Expertise

Ms. Dorsa’s deep knowledge of clinical markets, especially as our technology and products are increasingly utilized in clinical settings, significantly enhances the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration (“FDA”). In addition, as a result of her significant financial and accounting expertise, Ms. Dorsa is an audit committee financial expert under applicable US Securities and Exchange Commission (“SEC”) rules.

Career Highlights

●

EVP and CFO, Public Service Enterprise Group, Inc. (2009 – 2015)

●

SVP of Global Human Health, Strategy and Integration, Merck & Co., Inc. (2008 – 2009)

●

SVP and CFO, Gilead Sciences, Inc. (2007 – 2008)

●

EVP and CFO, Avaya, Inc. (2007)

●

Various financial and operational positions at Merck & Co., Inc. including Vice President and Treasurer (1987 – 2007)

Public Board Service

●

Biogen, Inc. (2010 – Present; Chair 2023 – Present)(1)

●

Duke Energy Corporation (since 2021)

●

Intellia Therapeutics, Inc (2015 – 2023)

●

Goldman Sachs Funds (2016 – 2021)

●

Public Service Enterprise Group, Inc. (2003 – 2009)

Non-Public Board Service
● Founder and current board member emeritus, Institute for Advanced Clinical Trials for Children (since 2016) ● Junior Achievement of New Jersey (2009 – 2015)
Of Note
● Named Best 50 Women in Business by NJBIZ (2014)

(1)

Ms. Dorsa announced on February 11, 2026 that she would be retiring from the Biogen board effective immediately following Biogen’s 2026 Annual Meeting of Stockholders, scheduled to take place on June 9, 2026

Illumina, Inc. 2026 Proxy Statement • 7

Scott Gottlieb, M.D.

Independent Chair

Profile

Director since 2020

FDA Commissioner (2017 – 2019)

Age: 53

Board Committees

Nominating/Corporate Governance

Education

●  B.A. in Economics from Wesleyan University

●  M.D. from Mount Sinai School of Medicine of New York University

Relevant Expertise

Dr. Gottlieb’s extensive policy expertise, including his experience as FDA Commissioner from 2017-2019, contributes to the Board’s deeper understanding of the risks and opportunities associated with offering FDA-regulated products especially as our growth continues to become more dependent on clinically approved products.

Career Highlights

●

Partner, New Enterprise Associates and senior fellow at AEI, a public policy think tank (since 2019)

●

23rd Commissioner, FDA (2017 – 2019)

●

Various roles in the public and private sectors including serving as Venture Partner at New Enterprise Associates (2007 – 2017)

●

FDA Deputy Commissioner for Medical and Scientific Affairs (2005 – 2007)

●

Senior Advisor for Medical Technology to the FDA Commissioner (2003 – 2004)

Public Board Service
● Pfizer, Inc. (since 2019) ● Tempus AI, Inc. (since 2019) ● UnitedHealth Group (since 2025)
Non-Public Board Service
● Mount Sinai Medical System, Inc. (since 2023) ● Commanche Biopharma (since 2023) ● National Resilience, Inc. (since 2020) ● Xaira Therapeutics (since 2024) ● Aetion, Inc (2019 – 2025)
Of Note
● Columnist, Wall Street Journal ● Contributor to CNBC and CBS Face the Nation ● Elected Member of the National Academy of Medicine

8 • Illumina, Inc. 2026 Proxy Statement

David P. King Profile New Director Nominee Age: 69 Education ● B.A. in Public and International Affairs from Princeton University ● J.D. from University of Pennsylvania Law School	Relevant Expertise

Mr. King has extensive experience in the healthcare and life sciences sectors in executive and non-executive roles. His experience includes operating a complex business at scale, leading operational excellence and commercial initiatives, building a high-performing culture, leading transformational change in businesses through M&A and organic initiatives, and building high-performing management teams.

Career Highlights

●

Chair, President & CEO, Laboratory Corporation of America Holdings (LabCorp) (2007 – 2019) and Executive Chair (2019 – 2020)

●

Managing Member, KingMan LLC, provider of strategic consulting services for stakeholders across the healthcare system (since 2021)

●

Operating Partner, Pritzker Private Capital (2020 – 2021)

●

Former CEO, Current Director & Chairman, Fortis Life Sciences (2023 – Present)

●

Prior to joining LabCorp, Mr. King was a partner at Hogan & Hartson LLP (now Hogan Lovells) and an Assistant U.S. Attorney for the District of Maryland

Public Board Service

●

Privia Health Group Inc. (Chair since 2021)

●

Smith & Nephew PLC (since 2025)

●

ZimVie Inc. (Chair 2022 – 2025)

●

LabCorp (Board 2007 – 2020; Executive Chair 2009 – 2019; Non-Executive Chair 2019 – 2020)

Non-Public Board Service

●

PathGroup (Chair 2022)

●

LGC Limited (Chair since 2023)

●

AMSURG Corp. (Chair since 2023)

●

Novant Health (Since 2021)

●

AMR Clinical (Chair 2021 – 2026)

●

HealthChannels, LLC (Executive Chair 2021 – 2026)

●

VaxCare, LLC (2021 – 2025)

Of Note
● Forbes’ America’s Most Innovative Leaders (2019) ● Former Member of the Advisory Board for Duke University’s Robert J. Margolis, MD, Center for Health Policy

Illumina, Inc. 2026 Proxy Statement • 9

Keith A. Meister Profile Director since 2025 Age: 52 Board Committees Nominating/Corporate Governance Education ● A.B. in Government from Harvard College	Relevant Expertise

Mr. Meister’s extensive leadership experience as managing partner and executive officer of an investment firm and a diversified holding company and his significant public company directorship experience in a variety of industries contributes to the Board’s understanding and oversight of finance, capital markets, strategic development, and risk management topics.

Career Highlights

●

Founder, Managing Partner and Chief Investment Officer of Corvex Management LP (since 2010)

●

Chief Executive Officer, Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises L.P. (2003 – 2010)

●

Senior Managing Director, Icahn Partners LP (2004 – 2010)

Public Board Service

●

MGM Resorts International (since 2019)

●

GeneDx Holdings Corp. (since 2022)

●

Vestis Corporation (since 2024)

●

CM Life Sciences Inc. (2020 – 2021)

●

CM Life Sciences II Inc. (2020 – 2021)

●

CM Life Sciences III Inc. (2021)

●

Mr. Meister has previously served on the board of directors of numerous other public companies in his career, including Yum! Brands Inc., The Williams Companies, Inc., ADT, Inc., Ralcorp Holdings, Inc. and Motorola, Inc. (now Motorola Solutions, Inc.).

Philanthropic Board Service
● Harlem Children’s Zone (Chairman) ● American Museum of Natural History

10 • Illumina, Inc. 2026 Proxy Statement

Anna Richo

Profile

Director since 2024

Age: 65

Board Committees

Nominating/Corporate Governance (Chair)

Education

●  B.S. in Industrial and Labor Relations from Cornell University

●  J.D. from DePaul University College of Law

Relevant Expertise

Ms. Richo’s extensive global legal, compliance, and regulatory experience, including at biotechnology, biopharmaceutical, and medtech companies, enhances the Board’s evaluation and understanding of the legal and regulatory risks and opportunities associated with the Company’s expanding operations across various global markets.

Career Highlights

●

Corporate Senior Vice President, Strategic Advisor to the CEO and General Counsel, Cargill, Inc. (2024)

●

Corporate Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, Cargill, Inc. (2019 – 2024)

●

EVP and General Counsel, UCB, a publicly traded Belgian biopharmaceutical company (2012 – 2019)

●

Senior Vice President and Chief Compliance Officer, Amgen Inc. (2008 – 2012)

●

Vice President, Law, Amgen Inc. (2003 – 2008)

●

Chief Litigation Counsel, Associate General Counsel, and Vice President of Law, Baxter Healthcare (1991 – 2003)

Public Board Service
● Exelon, Inc. (since 2023) ● Adamas Pharmaceuticals (2020 – 2021) ● Cytyc Corporation (1998 – 2003)
Non-Public Board Service
● Director, Cargill Foundation ● Trustee, DePaul University ● Director, Children’s Minnesota

Illumina, Inc. 2026 Proxy Statement • 11

Philip W. Schiller Profile Director since 2016 Age: 65 Board Committees Nominating/Corporate Governance Science and Technology Education ● B.S. in Biology from Boston College	Relevant Expertise

Mr. Schiller’s track record and global experience in bringing world class products to market provides the Company and the Board with important insights into communicating the benefits of the Company’s products and technology to customers and other stakeholders. In addition to his marketing experience, Mr. Schiller brings expertise in product strategy, information security, pricing and forecasting at a global scale for multi-billion dollar businesses.

Career Highlights

●

Apple Fellow at Apple, reporting to CEO Tim Cook and leading the App Store and Apple Events (since 2021)

●

Senior Vice President of Worldwide Marketing at Apple, and a member of Apple’s executive team responsible for the company’s product marketing, developer relations, business marketing, education marketing, international marketing, and App Store programs (2002 – 2021)

●

Vice President of Product Marketing at Macromedia, Inc. (1995 – 1997)

●

Director of Product Marketing at FirePower Systems, Inc. (1993 – 1995)

Non-Public Board Service
● Board of Trustees, Bowdoin College (since 2019) ● Board of Trustees, Boston College (since 2010)
Of Note
● Listed in Forbes “The World’s Most Influential Chief Marketing Officers” every year between 2012 and 2020

12 • Illumina, Inc. 2026 Proxy Statement

Susan E. Siegel

Profile

Director since 2019

Age: 65

Board Committees

Compensation (Chair)

Education

●  B.S. in Biology from University of Puerto Rico

●  M.S. in Biochemistry and Molecular Biology from Boston University Medical School

Relevant Expertise

Ms. Siegel’s extensive experience leading and growing life science companies and driving innovation, as well as her knowledge of genomics markets and technology, greatly enhances the Board’s understanding of our customers, technology roadmap, and the needs of our business.

Career Highlights

●

Senior Lecturer, MIT Sloan School of Management (since 2019)

●

Chief Innovation Officer of General Electric (GE) and CEO of GE Business Innovations (GE’s growth and innovation business), and CEO of GE Ventures (subsumed into Chief Innovation Officer role) (2012 – 2019)

●

General Partner, Mohr Davidow Ventures (2006 – 2012)

●

President and Board Member of Affymetrix, Inc. (1998 – 2006)

●

Sr. Executive, Amersham Pharmacia Biotech (1990 – 1998), Final Role: President, Hoefer Business & VP, Business Development & Licensing (1996 – 1998)

Public Board Service
● Nevro Corp. (since 2020) ● Align Technology, Inc. (since 2017) ● Pacific Biosciences of California, Inc. (2006 – 2012) ● Affymetrix, Inc. (2000 – 2006)
Non-Public Board Service

●

MIT’s The Engine (since 2016; Chairman since 2020)

●

Co-Chair, Stanford Medicine Board of Fellows (since 2017)

●

Kaiser Family Foundation (since 2019)

●

Mass General Brigham’s Innovation Growth Board (since 2015)

●

National Venture Capital Association, Board Member (2012 – 2016)

Of Note

●

Lifetime Achievement Award, Global Corporate Venturing (2020) and named to its Powerlist (2015 – 2019)

●

Fortune’s “34 Leaders Who are Changing Healthcare” (2017)

●

“100 of the Most Influential Women in Silicon Valley,” Silicon Valley Business Journal (2006)

●

Fierce Biotech’s “Top 10 Women in Medical Devices” (2015)

●

Henry Crown Fellow, The Aspen Institute

●

Featured in Multipliers: How the Best Leaders Make Everyone Smarter

●

Founding representative board member of NIH’s National Center for Advancing Translational Sciences

●

Served on President Obama’s Precision Medicine Initiative Working Group, leading to the creation and launch of “All of Us”

Illumina, Inc. 2026 Proxy Statement • 13

Jacob Thaysen, Ph.D.

Chief Executive Officer

Profile

Director since 2023

Age: 50

Board Committees

None

Education

●  M. Sc. In Physics from the Technical University of Denmark

●  Ph.D. in Physics from the Technical University of Denmark

Relevant Expertise

Mr. Thaysen’s extensive background and experience in genomics and life sciences fits closely with Illumina’s mission. His experience provides the Company and the Board with a unique combination of deep technological and commercial experience, which is critical to driving profitable growth and creating value for all of Illumina’s stakeholders.

Career Highlights

●

Chief Executive Officer, Illumina, Inc. (since 2023)

●

SVP, President of Life Sciences & Applied Markets Group at Agilent Technologies (2018 – 2023); SVP, President of Diagnostics & Genomics Group (2014 – 2018); VP, General Manager, Diagnostics & Genomics (2013 – 2014)

●

Corporate Vice President, R&D at Dako, a Danish cancer diagnostic company acquired by Agilent in 2012 (2010 – 2013)

Of Note
● Chair, ALDA (Analytical, Life Science & Diagnostics Association) (since 2023) ● Founder and Chief Technology Officer at Cantion, a research and defense application development company (2001)

14 • Illumina, Inc. 2026 Proxy Statement

Scott B. Ullem Profile Director since 2023 Financial Expert Age: 59 Board Committees Audit (Chair) Education ● B.A. in Political Science from DePauw University ● MBA from Harvard Business School	Relevant Expertise

Mr. Ullem’s financial oversight capabilities, especially as CFO of large, global public companies and as an investment banker, significantly enhances the Board oversight of financial reporting and capital allocation. In addition, Mr. Ullem is an audit committee financial expert under applicable SEC rules.

Career Highlights

●

Chief Financial Officer, Edwards Lifesciences (since 2014)(1)

●

Various positions including Chief Financial Officer Bemis Company, Inc. (2008 – 2013)

●

Managing Director, Co-Head of Diversified Industries Investment Banking at Bank of America (2005 – 2008) Various positions including Managing Director at Goldman Sachs (1989 – 2005)

Public Board Service
● Berry Global Corp. (2016 – 2024)
Non-Public Board Service
● egnite, a digital health technology company (since 2021)
Of Note
● Henry Crown Fellow at the Aspen Institute

(1)

Mr. Ullem announced on October 30, 2025 that he would be transitioning from his role by midyear 2026. Following the appointment of a new CFO, Mr. Ullem will continue in an advisory role at Edwards Lifesciences.

Illumina, Inc. 2026 Proxy Statement • 15

Director Nominee Skills Matrix

The following table below summarizes the key skills and experiences of our director nominees. Further details about their qualifications are set forth in their respective individual biographies.

Director Nominee	MD / PhD	Financial Expertise	International Experience	Regulatory Experience	Technology & Innovation	Life Sciences	Public Company Executive	Risk Oversight / Management

Scott Gottlieb	✓			✓		✓		✓

Jacob Thaysen	✓	✓	✓	✓	✓	✓	✓	✓

Caroline Dorsa		✓	✓	✓		✓	✓	✓

David King		✓	✓	✓		✓	✓	✓

Keith Meister		✓	✓			✓	✓	✓

Anna Richo			✓	✓		✓	✓	✓

Philip Schiller			✓	✓	✓		✓

Susan Siegel		✓	✓	✓	✓	✓	✓	✓

Scott Ullem		✓	✓	✓	✓	✓	✓	✓

16 • Illumina, Inc. 2026 Proxy Statement

How We Are Selected and Evaluated

Criteria for Board Membership

The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending nominees to the Board for Board membership.

The Nominating/Corporate Governance Committee performs an assessment at least annually of the skills and the experience needed to provide robust independent oversight of management. In evaluating Board candidates, the Nominating/Corporate Governance Committee considers factors including, but not limited to, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the needs of the Board at the time.

At a minimum, the Nominating/Corporate Governance Committee seeks to ensure that at least a majority of directors are independent under Nasdaq listing standards; that all members of our Audit Committee meet the financial literacy requirement under Nasdaq listing standards; that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” under SEC rules and regulations and as a “financially sophisticated audit committee member” under Nasdaq listing standards; and that each member of our Compensation Committee is “independent” as defined under SEC rules and regulations and Nasdaq listing standards, a “non-employee director” under SEC rules and regulations and an “outside director” under the rules of the Internal Revenue Code of 1986 (“Code”).

Through the Nominating/Corporate Governance Committee, the Board seeks to maintain a Board comprised of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating/Corporate Governance Committee considers many factors in identifying nominees for director. In selecting directors, the Board seeks to achieve a mix of Board members that represents a broad range of backgrounds and experience. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no individual criterion is necessarily applicable to all prospective nominees or dispositive in any specific instance.

The Nominating/Corporate Governance Committee believes that a wide breadth of personal experiences, attributes and skills contributes to the Board’s overall effectiveness, especially to the performance of its responsibilities in the oversight of a complex and highly competitive, science and clinically focused, global business. In addition, Illumina has engaged a third-party executive search firm on customary terms and conditions to assist the Nominating/Corporate Governance Committee with identifying and evaluating director candidates as needed.

Illumina, Inc. 2026 Proxy Statement • 17

Process for Identifying and Evaluating Nominees

The Board believes we will be well served by the proposed slate of director nominees. That said, the Nominating/Corporate Governance Committee continuously evaluates whether new members would be beneficial to the Board in enhancing its variety of perspectives, experience, or skill sets and follows the process outlined below:

•	Director candidates are selected based on input from an independent third-party search firm, members of our Board of Directors, and our senior management;

•

The Nominating/Corporate Governance Committee evaluates each candidate’s qualifications and checks relevant references; in addition, such candidates are interviewed by members of the Nominating/Corporate Governance Committee;

•	Candidates who merit serious consideration meet with members of the Board of Directors; and

•

Based on this input, the Nominating/Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether it should recommend to the Board that such candidate be appointed to the Board and/or presented for the approval of stockholders at the next annual meeting, as appropriate.

Stockholder Nominees

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director using the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors if they are not considered suitable or do not add distinct skills or perspectives to our Board. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Corporate Secretary, and should include the following information:

•

All information relating to such nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and our bylaws (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected).

•	The names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s).

•

Appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our Company of such experience, qualifications, attributes, or skills at our particular stage of development.

Nominations should be submitted in the manner and timeframe described in our bylaws and under the caption “Stockholder Proposals for our 2027 Annual Meeting” on page 79.

18 • Illumina, Inc. 2026 Proxy Statement

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding capital stock continuously for at least three years as of both the date the written notice of the nomination is delivered to or mailed and received by us, and the record date for determining stockholders entitled to vote at the meeting, to nominate and include in the Company’s proxy materials the greater of two directors or 20% of the number of directors currently serving on the Board rounded down to the nearest whole number, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

Illumina, Inc. 2026 Proxy Statement • 19

How We Provide Oversight

Board of Directors

Our business is managed with oversight by our Board of Directors. All our directors stand for election to one-year terms. The Board has determined that a majority of the members of the Board, specifically Dr. Arnold, Ms. Dorsa, Dr. Epstein, Dr. Gottlieb, Dr. Guthart, Mr. Meister, Ms. Richo, Mr. Schiller, Ms. Siegel, and Mr. Ullem, are independent directors under the Nasdaq listing standards. In addition, Mr. King will be an independent director under the Nasdaq listing standards.

The Board typically holds executive sessions of the non-employee, independent directors following each regularly scheduled in-person meeting of the Board of Directors. At its meetings during the fiscal year ended December 28, 2025 (“fiscal 2025”), the Board of Directors regularly met in executive sessions of non-employee, independent directors.

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Company’s significant corporate governance policies and procedures. These guidelines can be viewed on our Investor Relations website at investor.illumina.com under “Governance.” The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. The Board of Directors held nine meetings during fiscal 2025. Board members are expected to attend Board and Board committee meetings, to come to meetings prepared, having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in increasing stockholder value and enhancing investor confidence in the Company. Continuing to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and encourages long-term productivity and growth.

Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Conduct, and charters for each of the Board committees, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee. The corporate governance page can be found on our Investor Relations website at investor.illumina.com under “Governance” and the charters for each of the Board committees under “Governance” and then “Board of Directors.”

20 • Illumina, Inc. 2026 Proxy Statement

Outside Board Limits

The Board and Nominating/Corporate Governance Committee annually evaluates each director’s time commitment and availability, including their primary occupation, and other public company and private boards on which they serve. Only directors who are determined to have sufficient availability are considered for nomination or renomination each year. The Company also has a policy, included in its Corporate Governance Guidelines, that limits Board members from serving on more than four public company boards (including Illumina). The Corporate Governance Guidelines further provide that a Board member who is also a CEO of a public company should sit on, at most, one public company board other than Illumina and the board of the public company on which he or she serves as CEO, and that the Company’s CEO, if serving as a member of the Board, should sit on, at most, two other boards of directors or advisory boards (including non-profit organizations), only one of which may be another public company board.

Board Leadership Structure

Our Board leadership structure is reviewed annually by the Board and currently consists of an Independent Chair of the Board and four independent Board committee chairs. Currently, Dr. Gottlieb is the Chair of the Board and our CEO Jacob Thaysen also serves as a member of the Board. The Board previously determined that Mr. MacMillan, our previous Chair of the Board, and who served on the Board of Directors until March 2025, was also independent under the Nasdaq listing standards. Our Board believes that the current leadership structure is appropriate for the Company at this time because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board.

Our Corporate Governance Guidelines provide that, should the Chair of the Board not be an independent director, the independent directors of the Board will elect, by majority vote, an independent director to serve as the Lead Independent Director.

Board Evaluation

On an annual basis, the Nominating/Corporate Governance Committee undertakes an annual evaluation of the performance and effectiveness of the Board as a whole, as well as its individual Board committees. The evaluation process commences with an independent third party conducting an interview with each director to gather feedback on the effectiveness of each director, each Board committee, and the Board. The results of these interviews are aggregated and an evaluation is discussed with the full Board. This process serves to identify opportunities for the development of individual members and the respective Board committees.

Attendance at Meetings

During fiscal 2025, each director attended, virtually, in person or by telephone, at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which such director served during the period. The Board of Directors held nine meetings during fiscal 2025. Board members are invited to attend our annual meetings of stockholders and we reimburse the travel expenses of any director who travels to attend the annual meetings, but we do not have a policy under which directors are required to attend the annual meeting of stockholders. Six members of the Board of Directors attended our 2025 annual meeting of stockholders.

Illumina, Inc. 2026 Proxy Statement • 21

Board Committees

The Board of Directors currently has four standing Board committees to facilitate and assist the Board in the execution of its responsibilities. The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee held 8 meetings, 5 meetings, 4 meetings, and 4 meetings during fiscal 2025, respectively. All of the standing Board committees are composed solely of non-employee, independent directors. Charters for each Board committee are available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Charter Documentation Downloads”.

Audit Committee

Purpose

•

Oversee the Company’s accounting and financial reporting processes, including internal control over financial reporting, and audit of its financial statements and provide advice with respect to the Company’s risk evaluation and mitigation processes

Principal Responsibilities

•

Ensure the integrity of the Company’s financial statements and disclosures

•

Review and confirm the independent auditor’s qualifications and independence

•

Monitor the performance of the Company’s internal audit function and independent registered public accounting firm

•

Evaluate the adequacy and effectiveness of the Company’s internal controls

•

Oversee the Company’s compliance with legal and regulatory requirements

•

Supervise the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, cybersecurity, artificial intelligence and external risks inherent in the Company’s business

Current Members	• Scott Ullem (Chair) • Caroline Dorsa • Gary Guthart

The Board of Directors has unanimously determined that all Audit Committee members satisfy the additional independence requirements that apply to Audit Committee members under Nasdaq listing standards and SEC rules and regulations, are financially literate under Nasdaq listing standards and SEC rules and regulations, and at least one member is financially sophisticated as required under Nasdaq listing standards and a financial expert as such term is described under SEC rules and regulations. More specifically, the Board of Directors has unanimously determined that each of Ms. Dorsa, Dr. Guthart and Mr. Ullem qualify as an “audit committee financial expert” under SEC rules and regulations and “financially sophisticated audit committee member” under Nasdaq listing standards. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations, or liability on any person so designated.

22 • Illumina, Inc. 2026 Proxy Statement

Compensation Committee

Purpose	• Discharge the Board’s duties and responsibilities relating to compensation of our directors and executive officers, employees and consultants
Principal Responsibilities

•

Report annually to our stockholders on executive compensation matters

•

Administer our equity and other compensation plans

•

Oversee non-employee director compensation, and recommend to the Board the amount and form of such compensation

•

Recommend to the Board the CEO’s annual compensation, taking into account the Board’s annual performance evaluation of the CEO, and other factors deemed appropriate, including the results of the most recent Say on Pay vote

•

Review and approve the amount and form of compensation to be paid to our other executive officers and others who report directly to the CEO at the level of Vice President or higher

•

Review and provide input to management on human capital talent management strategies, programs and policies

•

Oversee leadership development and succession planning for the direct reports to the CEO

•

Motivate executives to perform to their highest level and reward outstanding achievement

•

Maintain appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company in proportion to individual contribution and performance and tied to achievement of financial, organizational, and management performance goals

•

Encourage executives to manage from the perspective of owners with an equity stake in the Company

•

Review and make initial (in the case of new hires) and periodic (in the case of then-current Company employees) determinations with respect to who is (i) an “executive officer” of the Company with reference to Rule 3b-7 and Rule 10D-1 under the Exchange Act and (ii) a “Section 16 officer” of the Company with reference to Rule 16a-1(f) under the Exchange Act, or in each of these two cases with reference to other guiding principles as established from time to time by the Nominating/Corporate Governance Committee

Current Members	• Susan Siegel (Chair) • Caroline Dorsa • Robert Epstein

Illumina, Inc. 2026 Proxy Statement • 23

The Board of Directors has unanimously determined that all Compensation Committee members satisfy the additional independence requirements that apply to Compensation Committee members under Nasdaq listing standards and SEC rules and regulations, and qualify as “non-employee directors” for the purposes of Section 16 of the Exchange Act.

No executive officer may participate in or be present during any deliberations or determinations of the Compensation Committee regarding his or her compensation.

The CEO has been delegated limited authority to grant equity incentive awards to any employee who is not designated as an “Executive Officer” or “Section 16 Officer,” and who does not report directly to him at the level of Vice President or higher. The CEO may exercise this authority without any further action required by the Compensation Committee; however, the Compensation Committee approves grant ranges based on employee job levels to guide the CEO in the exercise of his authority and sets the maximum individual award values that may be granted under this authority. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within the specified limits approved by the Compensation Committee. At least annually, the Compensation Committee reviews this authority and grant guidelines to ensure alignment with market and good governance practices. The CEO reports at least annually to the Compensation Committee on his exercise of this delegated authority. In addition, the Compensation Committee reviews our equity award usage forecast on a quarterly basis as part of its administration duties with respect to our Second Amended and Restated 2015 Stock and Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The following directors served on Illumina’s Compensation Committee during fiscal 2025: Susan Siegel, Caroline Dorsa, Robert Epstein and Scott Gottlieb. No member of the Compensation Committee is, or ever has been, an officer or employee of the Company. Furthermore, during fiscal 2025, none of our current executive officers served as a member of a board of directors or compensation committee (or other board committee performing equivalent functions) of another entity where an executive officer of such entity served as a member of our Board of Directors or Compensation Committee. No related party transactions involving a member of the Compensation Committee occurred in fiscal 2025.

24 • Illumina, Inc. 2026 Proxy Statement

Nominating/Corporate Governance Committee

Purpose	• Oversee matters of corporate governance, including the evaluation of the performance, composition, and practices of the Board of Directors
Principal Responsibilities

•

Identify individuals qualified to serve as members of the Board of Directors

•

Select nominees for election as directors of the Company

•

Evaluate at least annually the performance of the Board and its Board committees

•

Develop and recommend corporate governance guidelines to the Board

•

Provide oversight with respect to corporate governance and ethical conduct

•

Review and make recommendations to the Board on issues of CEO succession

•

Assist the Board in overseeing the Company’s material environmental, social, and governance matters, except as specifically delegated to another Board committee

Current Members	• Anna Richo (Chair) • Frances Arnold • Robert Epstein • Scott Gottlieb • Keith Meister • Philip Schiller

Science and Technology Committee

Purpose	• Assist the Board in its oversight of the Company’s scientific and technological strategies and research and development plans and goals
Principal Responsibilities

•

Review and evaluate the Company’s scientific and technological strategies and research and development plans, and goals

•

Review and evaluate the Company’s performance relating to its research and development plans and goals

•

Identify and discuss significant emerging science and technology issues and trends, including their potential impact on the Company’s scientific and technological strategies and research and development plans and goals

•

Conduct a periodic review of the Company’s intellectual property portfolio and strategy

Current Members	• Frances Arnold (Chair) • Gary Guthart • Philip Schiller

Illumina, Inc. 2026 Proxy Statement • 25

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing our risk management. The Board of Directors believes that the work undertaken by the full Board, the respective Board committees, and our executive management team, led by our CEO, enables the Board to effectively oversee our risk management function and take appropriate action to evaluate and respond to risks as the circumstances require.

Full Board

•

Our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and receives regular reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company.

•

To assist in its oversight function, the Board delegates the oversight of risks that fall within that Board committee’s areas of responsibility to each of the respective Board committees.

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Science and Technology Committee

Advises the Board on overall risk evaluation and mitigation processes.

Evaluates management’s processes for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, information security, and external risks inherent in our business.

Oversees the performance of our internal audit function and the adequacy and effectiveness of our internal controls.

Oversees our executive and director compensation programs.

Ensures that compensation policies, practices and programs do not incentivize inordinate risk taking or result in other unacceptable risks to the Company.

Oversees our human capital management strategy, leadership development and succession planning, talent engagement and retention.

		Oversees governance risks, including director selection and management succession planning, Board effectiveness and independence, Board committee functions and charters.	Oversees our scientific and technology strategies and research and development plans and goals. Periodically reviews our intellectual property portfolio and strategy.
Management Role in Risk Management

•

Our management team is responsible for identifying and evaluating strategic, financial, operational, human capital, regulatory, compliance, litigation, information security, cybersecurity, artificial intelligence and external risks inherent in the Company’s business, and for establishing and executing policies and processes designed to mitigate and manage these risks.

Feedback Mechanism Between Board and Management

•

Our senior executives provide the Board and its committees with regular updates about Company strategies and objectives and associated risks at Board and Board committee meetings and in regular reports. Board and Board committee meetings also provide a venue for directors to discuss issues of concern with management.

•

The Board’s careful approach to risk oversight is complemented by the Company’s policies and processes designed to ensure that information about evolving risks and actual incidents is communicated promptly to the highest levels of management, including disclosure controls and procedures and our management disclosure committee, which work together to ensure that our senior management, including our CEO and CFO, receive the information they need to make timely decisions about the Company’s required disclosures to the Board.

•

To ensure and evaluate the transparency of information being shared among management and the Board, our Audit Committee receives regular reports about the Company’s disclosures from management.

•

The Board of Directors and Board committees are empowered to call special meetings when necessary to address specific issues or matters. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the applicable issues attend Board meetings to provide additional insight into items being discussed, including exposures and mitigation strategies with respect to various risks.

26 • Illumina, Inc. 2026 Proxy Statement

Cybersecurity Risk Oversight

As part of its overall oversight of risk management, the Board provides oversight of management’s efforts to address information security risk by receiving regular reports at meetings of the Audit Committee.

Our Audit Committee is responsible for governing management’s review and assessment of our cybersecurity, artificial intelligence and other information technology risks, controls, and procedures, including management’s incident resolution process and any specific cybersecurity issues that could affect the adequacy of our internal controls.

The Company’s management team maintains an internal information security working group, which is charged with the protection of confidential and sensitive business data and intellectual property from hostile or malicious attack; the protection of sensitive personal data from unauthorized access; product security; and enterprise technology risk review.

Compensation Risk Assessment

The Compensation Committee, together with senior management and external compensation consultants, reviews our compensation policies, practices and programs including other benefits and any other compensation rights received under the Company’s benefit plans. We have concluded that our compensation policies, practices and programs do not incentivize inordinate risk taking or result in other unacceptable risks to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee regarding executive compensation programs.

Certain Relationships and Related Party Transactions

All transactions between us and our officers, directors, principal stockholders, and affiliates are subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties. No such transactions occurred in fiscal 2025.

Illumina has adopted a written Related Party Transactions Policy setting forth the Company’s policies and procedures for the notification, review, approval, ratification, and disclosure of related party transactions. The policy applies to transactions in which the Company or its subsidiaries participate, the amount involved exceeds $120,000, and a related person—including a director, executive officer, director nominee, 5% stockholder, or an immediate family member of any of the foregoing—has a direct or indirect material interest.

Directors, executive officers, and director nominees are required to promptly notify the Company’s Chief Legal Officer of potential related party transactions. The Chief Legal Officer (or, in certain circumstances, the Corporate Secretary or an Assistant Corporate Secretary) reviews the relevant facts and circumstances to determine whether a transaction constitutes a related party transaction under the policy or falls within a pre-approved category.

Related party transactions subject to the policy are submitted to the Audit Committee of the Board of Directors for review and approval or ratification. In limited circumstances, transactions may be reviewed by the Audit

Illumina, Inc. 2026 Proxy Statement • 27

Committee Chair, with any such action reported to the full Audit Committee at its next meeting. In reviewing a transaction, the Audit Committee considers all relevant facts and circumstances, including whether the transaction is in the ordinary course of business, the business purpose and terms of the transaction, the nature and extent of the related person’s interest, the availability of comparable transactions with unaffiliated third parties, whether the terms are no less favorable than those available to unrelated parties, and any potential impact on director independence. A related party transaction is approved or ratified only if the Audit Committee determines in good faith that it is in, or not inconsistent with, the best interests of the Company and its stockholders. Directors with an interest in a transaction do not participate in the approval decision.

The policy provides for certain pre-approved categories of transactions that do not require Audit Committee review, including specified transactions that are excluded from disclosure under Item 404 of Regulation S-K, compensation arrangements approved pursuant to applicable committee procedures, and other transactions that do not present a material conflict of interest.

The Audit Committee also reviews, at least annually, any previously approved or ratified related party transactions that remain ongoing. Related party transactions required to be disclosed under SEC rules are disclosed in the Company’s public filings.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, employees, consultants and temporary workers, including our CEO, CFO, and the rest of our executive management team. Our Code of Conduct is reviewed by the Nominating/Corporate Governance Committee on an annual basis and modified as deemed necessary. Our Code of Conduct is available for download at www.illumina.com/company/investor-information/corporate-governance.html. A copy of the Code of Conduct may also be obtained free of charge from us upon a request directed to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Corporate Political Contribution Policy

We have adopted a Corporate Political Contribution Policy, Partnering with Policy Makers to Improve Human Health, pursuant to which we annually disclose in our Corporate Responsibility Report the monetary value of direct and indirect political contributions and certain payments made to trade associations. Our Political Contributions Policy can be found at www.illumina.com/content/dam/illumina-marketing/documents/company/political-disclosure-policy.pdf.

28 • Illumina, Inc. 2026 Proxy Statement

Corporate Responsibility

Corporate Responsibility (“CR”) is integral to how we do business. Our governance structure facilitates accountability, transparency, and continuous improvement. This strong leadership supports the management of CR issues, including environmental sustainability, human capital management, human rights, cybersecurity, and ethical, responsible business practices.

We expect to publish our 2025 CR report in May 2026. Previous reports, performance metrics, and additional information on our program can be found here: www.illumina.com/CSR.

The following is an overview of the governance of our CR program:

Illumina, Inc. 2026 Proxy Statement • 29

How to Communicate with Us

The Board believes that engaging in stockholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach to issues of importance to investors and continually seek to better understand the views of our investors on key topics.

Our Board values stockholder feedback and is committed to robust stockholder outreach. Feedback received is conveyed to the full Board and respective Board committees, and informs Board and Board Committee discussions and decisions. In the fall of 2025, we proactively reached out to stockholders owning greater than 50% of outstanding shares (based on 13F filings for the quarter ended June 30, 2025) to solicit feedback and promote engagement.

All interested parties who wish to communicate with the Board of Directors or any of the non-employee directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate director or directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. All such envelopes will be delivered unopened to the Chair of the Audit Committee.

30 • Illumina, Inc. 2026 Proxy Statement

Our Approach to Director Pay

Director Compensation Overview

Our directors play a critical role in guiding our strategic direction and overseeing management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The many responsibilities and risks, and the substantial time commitment of being a director of a public company, require that we provide fair compensation for our directors’ time and efforts. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Mr. Thaysen, a director who is a member of our management team, receives no separate compensation for his services as a director.

Our director compensation is overseen by the Compensation Committee of our Board, which makes recommendations to the Board on the appropriate amount and structure of our programs in light of various factors, including, but not limited to, relative contributions, time commitments, risks, and regularly evaluated competitive practices by peer companies. The Second Amended and Restated 2015 Stock and Incentive Plan places a limit on total compensation for non-employee members of our Board of $1 million in a director’s first year of service and $750,000 in any other year, subject to certain limited exceptions.

Director Compensation Review

The Compensation Committee regularly reviews non-employee director compensation practices and program designs at peer group companies and the broader market to inform its decision-making process in setting total compensation levels, and is assisted in this process by its independent compensation consultant.

For fiscal 2025, the Compensation Committee retained an independent compensation consultant from Aon’s Human Capital Practice, a division of Aon, plc (“Aon”) to assist in its review of the non-employee director compensation program and provide input on potential program changes. At the direction of the Compensation Committee, Aon conducted a comprehensive formal review and analysis of our non-employee director compensation, as well as that of our peers and general market practice, to understand pay practices and pay levels for cash retainers for board and committee service, as well as equity incentives. This review included a comparative analysis of our non-employee director compensation philosophy and the practices of identified peer group companies and broader industry trends, including a review of the total direct compensation (including cash retainers and stock-based compensation) of our non-employee directors as compared with these data sets. The review included an analysis of market trends using publicly available information in addition to proprietary data provided by Aon.

No one factor was considered dispositive in this review, including the market data. The Compensation Committee does not design the director compensation program with a goal to achieve a specific target percentile, but considers the market data as a factor in considering the appropriate design and quantum of compensation for Board service.

For the peer group used by the Company, please see the discussion in the Compensation Discussion & Analysis section on page 45.

Illumina, Inc. 2026 Proxy Statement • 31

Cash Compensation

Annual Retainer

During fiscal 2025, each of our non-employee directors was eligible to receive an annual cash retainer of $75,000, unchanged from the prior year.

Committee Fees

During fiscal 2025, each of our non-employee directors serving on one or more permanent Board committees was eligible to receive the applicable cash fees set forth below. As of the beginning of fiscal 2026, no changes to board committee fees had been made.

	Fiscal 2025 Board Committee Annual Fees ($)
	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Science and Technology Committee

Chair	25,000	25,000	15,000	20,000

Member	15,000	15,000	10,000	10,000

Independent Chair and Lead Independent Director Fees

As of the beginning of fiscal 2025, the cash retainer fee for the Chair of the Board is $100,000.

Scott Gottlieb, an independent director, became Chair of the Board on March 28, 2025. Since we currently have an independent Chair of the Board, our Board has not appointed a Lead Independent Director. Stephen MacMillan served as Chair of the Board from June 2023 until March 2025.

Stock in Lieu of Cash Compensation

Non-employee directors may elect to receive shares of our common stock in lieu of all, but not less than all, cash fees otherwise payable by the Company to such director in a given calendar year. Shares issued to an eligible director electing to receive shares in lieu of cash compensation will not be subject to vesting or forfeiture restrictions and will be issued on a quarterly basis. The number of shares issued to an eligible director electing to receive shares in lieu of cash will equal the amount of cash compensation otherwise payable by the Company to such director for the immediately preceding calendar quarter, divided by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter), with any fractional shares settled in cash based on such price. For fiscal 2025, Mr. Ullem elected to receive shares in lieu of all of the cash compensation to which he was entitled.

32 • Illumina, Inc. 2026 Proxy Statement

Equity Compensation

Annual Awards

We provide a mix of cash and equity compensation aligned with common market practices. The equity portion of compensation represents the majority of compensation provided to more fully align the interests of our non-employee directors with those of our stockholders.

Each of our non-employee directors is eligible to receive an annual restricted stock unit (“RSU”) award valued at $300,000 (as determined based on the fair market value of the Company’s common stock on the date of grant), rounded up to the nearest whole share, unchanged from the prior year. Such RSU awards are granted on the date of the annual meeting and vest on the earlier of the first anniversary of the grant date and the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award was granted, subject to continued service as a Board member through the applicable vesting date. At the time of grant, each non-employee director can elect whether his or her RSU awards will be settled in cash, stock, or a combination of the two.

Accordingly, in connection with our 2025 annual meeting of stockholders, each of our non-employee directors serving at that time received an award of 3,780 RSUs (which had a value of $300,018.60 based on the closing price of our common stock on May 21, 2025, of $79.37).

Compensation Upon First Joining the Board of Directors

Each non-employee director, upon first joining the Board, whether through election by our stockholders or appointment by our Board to fill a vacancy, is eligible to receive the standard cash retainer and a one-time RSU award valued at $300,000, each prorated for time of service between the director’s start date and the next annual meeting of stockholders, with the RSU award rounded up to the nearest whole share and vesting in full the day prior to the next annual meeting of stockholders. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. At the time of grant, each non-employee director can elect whether his or her RSU awards will be settled in cash, stock, or a combination of the two.

Accordingly, in connection with his joining the Board in March of 2025, Keith Meister received an award of 625 RSUs (which had a value of $50,000 based on the closing price of our common stock on March 28, 2025, of $80.00).

Illumina, Inc. 2026 Proxy Statement • 33

Non-Employee Director Compensation

The following table summarizes the total compensation paid by the Company to our non-employee directors for fiscal 2025. Non-employee directors receive no other form of compensation and we do not provide non-employee directors with any benefits. We reimburse reasonable expenses incurred in connection with attending Board and Board committee meetings.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)

Scott Gottlieb	160,338	300,019	460,357

Frances Arnold	105,000	300,019	405,019

Caroline Dorsa	104,492	300,019	404,511

Robert Epstein	100,000	300,019	400,019

Gary Guthart	100,000	300,019	400,019

Keith Meister(4)	61,096	350,019	411,115

Anna Richo	86,415	300,019	386,434

Philip Schiller	95,000	300,019	395,019

Susan Siegel	100,000	300,019	400,019

Stephen MacMillan(5)	46,250	—	46,250

Scott Ullem	99,080	300,019	399,099

(1)

Mr. Thaysen, our Chief Executive Officer, is not included in this table because he is an employee and received no additional compensation for his service as a director. The compensation received by him is shown in the Summary Compensation Table on page 60.

(2)

This reflects the grant date fair value of awards granted during fiscal 2025 and is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the adjusted closing stock price on the grant date.

(3)

Each of the then-serving directors received an award of 3,780 RSUs effective May 21, 2025 (the date of our 2025 annual meeting of stockholders), with a per share fair value of $79.37 (the fair value of our common stock on Nasdaq on May 21, 2025).

(4)

Mr. Meister was appointed as a director effective March 28, 2025 and received an award of 625 RSUs on such date, with a per share fair value of $80.00 (the fair value of our common stock on Nasdaq on March 28, 2025).

(5)	Mr. MacMillan ceased serving on the Board effective March 28, 2025 and did not receive a stock award.

34 • Illumina, Inc. 2026 Proxy Statement

The following table shows the number of outstanding RSUs held by each of our directors who served during 2025, other than Mr. Thaysen, as of December 28, 2025:

Name(1)	Unvested RSUs Outstanding

Scott Gottlieb	3,780

Frances Arnold	3,780

Caroline Dorsa	3,780

Robert Epstein	3,780

Gary Guthart	3,780

Keith Meister	3,780

Anna Richo	3,780

Philip Schiller	3,780

Susan Siegel	3,780

Scott Ullem	3,780

(1)	Mr. MacMillan ceased serving on the Board effective March 28, 2025 and had no outstanding RSUs or stock options as of December 28, 2025.

Illumina, Inc. 2026 Proxy Statement • 35

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors who served during 2025, director nominees and each named executive officer, and by all of our directors, director nominees, and executive officers as a group.

The information set forth below is as of March 26, 2026, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below, except as otherwise noted, is c/o Illumina, Inc., 5200 Illumina Way, San Diego, California 92122.

Name	Common Stock Beneficially Owned(1)	Stock Options Exercisable Within 60 Days of March 26, 2026	Total Common Stock Beneficially Owned(1)	Percent of Common Stock(2)

Jacob Thaysen	40,313	0	40,313	*

Ankur Dhingra	13,053	0	13,053	*

Steve Barnard	22,380	0	22,380	*

Kevin Pegels	13,135	0	13,135	*

Everett Cunningham(3)	4,650	0	4,650	*

Scott Gottlieb	12,723	0	12,723	*

Frances Arnold	20,907	0	20,907	*

Caroline Dorsa	15,194	0	15,194	*

Robert Epstein	22,139	0	22,139	*

Gary Guthart	16,430	0	16,430	*
David King	0	0	0	*

Keith Meister	4,202,657(4)	0	4,202,657(4)	2.8

Anna Richo	6,455	0	6,455	*

Philip Schiller	20,148	0	20,148	*

Susan Siegel	14,463	0	14,463	*

Scott Ullem	8,601	0	8,601	*

All directors and executive officers as a group (19 persons, including those directors and executive officers named above)	4,450,125	0	4,450,125	2.9

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.
(1)

Includes shares of stock beneficially owned as of March 26, 2026. Also includes restricted stock units and performance stock units, or RSUs and PSUs, vesting within 60 days of March 26, 2026. An RSU represents a conditional right to receive one share of our common stock at a specified future date.

(2)	Percentage ownership is based on 151,906,915 shares of common stock outstanding on March 26, 2026.
(3)	Mr. Cunningham resigned effective January 16, 2026.
(4)

Includes 3,829,508 shares of Illumina’s common stock that are held for the accounts of certain private investment funds (collectively, the “Corvex Funds”) for which Corvex Management LP (“Corvex”) acts as investment adviser, including Corvex Master Fund LP and Corvex Select Equity Master Fund LP. The Corvex Funds have also entered into equity swaps that represent an aggregate economic long-side exposure comparable to a notional interest in 368,744 shares of common stock of Illumina, which are also included in the table. Under the terms of the swaps, the value to be received or paid upon termination of a swap will be determined by the difference in the market price per notional share of common stock on the date of termination as compared to the cost of such notional share of common stock at the time of entry into the swap. The swaps terminate on February 11, 2028, and have a cost basis of $102.82 per notional share of common stock. All balances will be settled in cash. At the option of the Corvex Funds, the swaps may by physically settled by the Corvex Funds acquiring 368,744 shares of common stock from the counterparty at $102.82 per share, an

36 • Illumina, Inc. 2026 Proxy Statement

option which may be exercised by the Corvex Funds at any point after entry into the swaps. The general partner of Corvex is controlled by Mr. Meister. As such, Mr. Meister may be deemed to have or share beneficial ownership of the securities held directly by the Corvex Funds. The business address of the entities listed herein is c/o Corvex Management LP, 667 Madison Avenue, New York, NY 10065.

As of March 26, 2026, the following are the only persons known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock(1)

Capital World Investors(2) 333 South Hope Street 55th Floor Los Angeles, CA 90071	20,263,950	13.3%

BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	18,073,889	11.9%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	15,942,546	10.5%

(1)	Percentage ownership is based on 151,906,915 shares of common stock outstanding on March 26, 2026.
(2)

This information is based on a Schedule 13 G/A filed with the SEC on November 13, 2025. Capital World Investors reports that it has sole voting power with respect to 20,170,649 shares and sole dispositive power with respect to 20,263,950.

(3)

This information is based on a Schedule 13G/A filed with the SEC on July 8, 2024. BlackRock reports that it has sole voting power with respect to 16,747,025 shares and sole dispositive power with respect to 18,073,889 shares.

(4)

This information is based on a Schedule 13G/A filed with the SEC on December 6, 2024. The Vanguard Group reports that it has shared voting power with respect to 104,750 shares, sole dispositive power with respect to 15,554,676 shares, and shared dispositive power with respect to 387,870 shares. The Vanguard Group subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis).

Illumina, Inc. 2026 Proxy Statement • 37

Vote for Us

Proposal 1: Election of Directors

General

Our Certificate of Incorporation and bylaws provide for the annual election of our directors. The Board of Directors currently consists of eleven directors, having terms expiring at the 2026 annual meeting of stockholders.

Election of Nine Directors to Hold Office for One Year until the 2027 Annual Meeting of Stockholders

Upon the recommendation of the Nominating/Corporate Governance Committee, the Board has nominated for election at the 2026 annual meeting the following nine nominees to hold office until the annual meeting of stockholders in 2027 and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office. The Nominating/Corporate Governance Committee has recommended that Mr. David King be elected as a new director at the 2026 annual meeting. Drs. Arnold, Epstein and Guthart will conclude their service on the Board at the close of the 2026 annual meeting of stockholders.

Name	Age	Independent	Director Since	Principal Occupation

Scott Gottlieb, M.D., Chair	53	✓	2020	Partner at New Enterprise Associates and senior fellow at AEI; Former FDA Commissioner; Director at Pfizer, United Health and Tempus AI

Jacob Thaysen, Ph.D., CEO	50		2023	CEO at Illumina, Inc.

Caroline D. Dorsa	66	✓	2017	Board Chair at Biogen(1) and Director at Duke Energy

David P. King	69	✓	—	Former CEO & Executive Chair of Laboratory Corporation of America; Board Chair at Privia Health and Director at Smith & Nephew; Managing Member, KingMan LLC

Anna Richo	65	✓	2024	Director at Exelon; Former General Counsel, Chief Compliance Officer and Corporate Secretary at Cargill, Inc.

Keith A. Meister	52	✓	2025	Founder, Managing Partner and Chief Investment Officer of Corvex Management LP

Philip W. Schiller	65	✓	2016	Apple Fellow at Apple, Inc.

Susan E. Siegel	65	✓	2019	Board Chair at MIT The Engine, Board Director at Align Technology and the Kaiser Family Foundation and Senior Lecturer at MIT Sloan School of Management

Scott B. Ullem	59	✓	2023	CFO at Edwards Lifesciences(2)

(1)

Ms. Dorsa announced on February 11, 2026 that she would be retiring from the Biogen board effective immediately following Biogen’s 2026 Annual Meeting of Stockholders, scheduled to take place on June 9, 2026

(2)

Mr. Ullem announced on October 30, 2025 that he would be transitioning from his role by midyear 2026. Following the appointment of a new CFO, Mr. Ullem will continue in an advisory role at Edwards Lifesciences.

38 • Illumina, Inc. 2026 Proxy Statement

Additional Information

For more information about each nominee and each of the other directors serving on our Board, please see “Information about the Board” and “2026 Director Nominees” in this proxy statement. Each of the director nominees, with the exception of Mr. King, is currently serving as a director. All of these nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The persons designated as proxyholders on the form of proxy card attached to this proxy statement intend to vote such proxy “FOR” the election of each of the nine nominees named above, unless the stockholder validly indicates otherwise on the proxy.

Vote Required for Approval

Our bylaws require that, in an uncontested election, a director nominee be elected only if he or she receives a majority of the votes cast with respect to his or her election (meaning, the number of votes cast “FOR” that nominee must exceed the number of votes cast “AGAINST” that nominee for the nominee to be elected). Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” and will have no effect on the outcome but will be counted only for purposes of determining whether a quorum is present at the annual meeting. Each of our director nominees currently serves on the Board of Directors. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under our Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET

FORTH ABOVE.

Illumina, Inc. 2026 Proxy Statement • 39

Our Auditors

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, compensation (including advance approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews Ernst & Young LLP’s independence and performance in deciding whether to retain Ernst & Young LLP or engage a different independent auditor. Ernst & Young LLP has served as the Company’s external auditor continuously since 2000 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for fiscal year 2026. At the annual meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as Illumina’s independent registered public accounting firm for the fiscal year ending January 3, 2027. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

While stockholder ratification of the selection of Ernst & Young LLP is not required by our bylaws or other governing documents or law and is not binding on the Audit Committee, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as the Board believes it is a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP but may choose to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

40 • Illumina, Inc. 2026 Proxy Statement

Audit Committee Report

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report”, along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act of 1933 or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our accounting and financial reporting process including internal control over financial reporting, and audits of its financial statements on behalf of the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and disclosures;

•	the independent registered public accounting firm’s qualifications, independence and performance;

•	the performance of our internal audit functions;

•	the adequacy and effectiveness of our internal controls;

•	our compliance with legal and regulatory requirements; and

•

the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, cybersecurity, artificial intelligence and external risks inherent in our business.

The Audit Committee meets with the independent registered public accounting firm, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Illumina, Inc. 2026 Proxy Statement • 41

During the course of fiscal 2025, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended December 28, 2025, filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our annual report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending January 3, 2027.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board (Communications with Audit Committees), has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence), and has had discussions with Ernst & Young LLP regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 28, 2025, for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Scott Ullem (Chair) Caroline Dorsa Gary Guthart

42 • Illumina, Inc. 2026 Proxy Statement

Fees Paid to Ernst & Young LLP

During the fiscal years ended December 28, 2025 and December 29, 2024, the aggregate fees billed or accrued by Ernst & Young LLP for professional services were as follows:

	Year Ended

	December 28, 2025 ($)	December 29, 2024 ($)

Audit Fees	4,048,714	4,350,229

Audit-Related Fees	7,200	632,200(1)

Tax Fees	101,057	58,667

All Other Fees	—	—

Total	4,156,971	5,041,096

(1)	Primarily related to the audit of stand-alone financial statements for GRAIL

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal year ended December 29, 2024, audit-related fees were primarily incurred for the audit of stand-alone financial statements for GRAIL. Tax fees for the fiscal years ended December 28, 2025 and December 29, 2024, related to services rendered for the preparation of foreign tax filings and routine tax advice. For the fiscal years ended December 28, 2025 and December 29, 2024, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Exchange Act, requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Illumina, Inc. 2026 Proxy Statement • 43

Vote Required for Approval

Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting this proposal as a matter of good corporate governance practices. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors would consider such a negative vote in their consideration of what, if any, action to take. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the fiscal year if it is determined that such a change would be in the best interests of Illumina and its stockholders. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of the majority of the votes cast (meaning the number of votes cast “FOR” this proposal must exceed the number of votes cast “AGAINST” this proposal for this proposal to pass). Abstentions and broker non-votes will not be counted as votes for either “FOR” or “AGAINST” and will have no effect on the outcome of this proposal but will be counted only for purposes of determining whether a quorum is present at the annual meeting.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

44 • Illumina, Inc. 2026 Proxy Statement

Our Approach to Executive Pay

Compensation Discussion and Analysis

Our Compensation Philosophy

Our Compensation Philosophy serves as the foundation of the compensation program and is designed to achieve four key objectives:

Pay for Performance Provide economic incentives that link compensation with our short-, mid- and long-term performance	Align Interests Strengthen the relationship between pay and stockholder value, upholding best-in-class compensation governance

Competitive Rewards Reward individuals for actions that create sustainable stockholder value at levels reflecting industry standards in ongoing pay value and mix	Retention Attract, retain, and reward world-class executives who contribute to our success

At our 2025 annual meeting, our stockholders approved our say-on-pay proposal with 91% support of votes cast. Our Compensation Committee considered this vote result, along with input from stockholder engagement, in affirming the core features of our compensation program.

Our Compensation Practices

Our compensation practices are designed to align with our compensation philosophy:

Practice	Pay for Performance	Align Interests	Competitive Rewards	Retention

Over 80% of executive officer target direct compensation is at risk	✓	✓	✓	✓

Performance incentives require minimum performance against preset goals and are capped to minimize excessive risk taking	✓	✓	✓	✓

Challenging short and long-term goals incentivize exceptional performance	✓	✓	✓	✓

Robust stock ownership, anti-hedging and pledging, and clawback policies strengthen alignment of interests with stockholders		✓		✓

Comprehensive annual review and analysis of executive compensation ensures internal and external alignment	✓	✓	✓	✓

Stockholder feedback is a key input to Board committee discussions and informs decisions taken	✓	✓	✓	✓

Illumina, Inc. 2026 Proxy Statement • 45

Components of Fiscal 2025 Executive Compensation

The pay elements of our compensation program are:

Pay Element	2025 Key Characteristics

Annual Base Salary	The only fixed pay component, base salary, provides competitive, fixed cash compensation for NEOs.
Cash Bonus

Company-wide annual performance-based cash compensation. For NEOs, 100% of the annual cash bonus is earned based on Company performance against preset financial and operational goals established at the beginning of the fiscal year.

Performance Stock Units (PSUs)

PSUs vest and are earned based on 3-year Company Relative TSR performance against select companies in the Nasdaq Biotechnology Index and 3-year average achievement of pre-determined operating margin targets at the end of the 3-year period. PSUs represent approximately 70% of the value of equity compensation granted

Restricted Stock Units (RSUs)	Equity awards that vest over four years based on continued service. RSUs represent approximately 30% of the value of equity compensation granted.

Compensation Impacts in 2025

Early in 2025, and before compensation program decisions were finalized for the 2025 fiscal year, Illumina faced abrupt and uncertain financial headwinds. The Company was prohibited from exporting sequencing instruments into China, the U.S. government implemented cuts to National Institutes of Health (NIH) grants upon which many Illumina research customers rely, and various trade tariffs were adopted or increased by governments around the world. In response to these developments, and as part of the risk-mitigating actions to manage the compensation expenses across the Company, management recommended a suspension of salary increases and a decrease in annual equity grants for our executive officers in 2025. The Compensation Committee and Board approved both the suspension of the salary increases and the reduction of annual equity awards. While recognizing the financial prudence of these actions, in light of the uncertainties at the time, the Compensation Committee and Board considered these actions to be one-time in nature.

Proactive implementation of these one-time changes allowed Illumina to better navigate these financial headwinds and deliver strong results in 2025. In November 2025, China lifted its prohibition on the importation of Illumina instruments. Throughout 2025, with decisive leadership, we were able to mitigate the impact of the NIH funding reductions and tariffs to deliver a solid year of performance. As a result, in 2026, we restored base salary increases and annual equity grant amounts to previously established levels.

46 • Illumina, Inc. 2026 Proxy Statement

Compensation Mix

The charts below highlight the focus on long-term equity incentives and overall at-risk mix of the fiscal 2025 target direct compensation for our CEO and current NEOs, respectively. The chart for non-CEO NEOs reflects percentages based on average compensation of all current NEOs other than the CEO.

Our 2025 NEOs

For fiscal 2025, our NEOs include the following individuals who continue to serve as executive officers:

Named Executive Officer	Position

Jacob Thaysen	Chief Executive Officer

Ankur Dhingra	Chief Financial Officer

Steve Barnard	Chief Technology Officer

Kevin Pegels	Chief of Global Operations

For fiscal 2025, our NEOs also include one executive who departed early in fiscal year 2026:

Named Executive Officer	Position

Everett Cunningham(1)	Former Chief Commercial Officer

(1)	Mr. Cunningham resigned effective January 16, 2026.

Base Salary

Base salary is the only fixed component of our executive compensation program.

The Compensation Committee believes that base salary should reflect each executive’s responsibility and experience and be competitive with peer group pay levels for similar positions. Base salary adjustments reflect current performance assessed as part of our annual executive performance review and anticipated executive contributions including upon promotion or any other material change in job responsibility.

Our CEO recommends base salary changes for executive officers (excluding himself) to the Compensation Committee based on performance, criticality, retention, internal comparisons, and comparisons to market

Illumina, Inc. 2026 Proxy Statement • 47

practices for similar executive officers. The Compensation Committee reviews these recommendations, makes adjustments if necessary, and approves base salary changes. The Board, upon the recommendation of the Compensation Committee, approves our CEO’s base salary based on performance and his current pay relative to other chief executives in our peer group.

In fiscal 2025, the CEO’s and all other NEO’s base pay remained unchanged from fiscal 2024. In response to the significant headwinds to the Company’s business operations as described above in the “Compensation Impacts in 2025” section, management recommended that all executive officers receive no salary increases for 2025. In line with management’s recommendation, the Board and Compensation Committee implemented no salary increases for 2025.

Fiscal 2025 NEO Base Salaries

NEO Position	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)	% YOY Change

Jacob Thaysen Chief Executive Officer	1,000,000	1,000,000	—

Ankur Dhingra Chief Financial Officer	650,000	650,000	—

Steve Barnard Chief Technology Officer	600,000	600,000	—

Kevin Pegels Chief of Global Operations	575,000	575,000	—

Everett Cunningham(1) Former Chief Commercial Officer	650,000	650,000	—

(1)	Mr. Cunningham resigned effective January 16, 2026.

Performance-Based Cash Compensation

Overview

At the beginning of each annual performance cycle, the Compensation Committee approves an “at-risk”, variable compensation program (VCP) for Company employees, including executive officers, pursuant to which the Board establishes preset financial performance goals for the relevant performance period. At the end of the performance period, the Compensation Committee evaluates Company performance against those preset performance goals to determine whether a cash incentive opportunity has been earned.

VCP goals are aligned to the annual fiscal forecast and budget. Any executive officer hired during the fiscal year on or prior to October 1 is eligible to participate in the VCP, with any cash incentive compensation received by such executive being prorated based on the amount of time the executive officer contributed to the performance period.

2025 VCP Goals and Actual Performance

In fiscal 2025, the Compensation Committee pre-approved two separate and equally weighted financial performance goals for the fiscal year: revenue objectives (the “revenue goals”) and non-GAAP operating income objectives (the “non-GAAP operating income goals”). Our target VCP goals for fiscal 2025 represent an increase from our actual 2024 performance and were aligned to our annual fiscal 2025 budget and forecast at the beginning of the fiscal year. For both metrics, the actual cash incentive achievement for each executive officer could have ranged from 0% to a maximum of 200% of target based on the Company’s performance against the fiscal 2025 revenue goals and non-GAAP operating income goals shown in the table below.

48 • Illumina, Inc. 2026 Proxy Statement

At the time the plan was set, the Compensation Committee determined that, given the business uncertainty in China, financial results for China would be treated as achieved at budget for purposes of calculating the overall fiscal VCP payout.

	Performance Goals (in $ millions)
Metric (Weight)	Threshold	Target	Maximum	Actual	% Achievement

Revenue (50%)	4,194	4,410	4,691	4,356	88%
Payout as a % of Target	50%	100%	200%

Non-GAAP operating income(1) (50%)	1,213	1,367	1,522	1,298	66%
Payout as a % of Target	25%	100%	200%

2025 Achievement					77%

(1)

Non-GAAP operating income is a non-GAAP measure, used for VCP purposes, and consists of income (loss) from operations, adjusted for changes in FX, amortization of acquired intangible assets, acquisition-related expenses, legal contingencies and settlements, changes in contingent consideration liabilities, restructuring charges and stock-based compensation expense.

2025 VCP Short-Term Incentive Targets and Incentive Payouts

For fiscal 2025, the Compensation Committee established annual target cash incentive amounts, calculated as a percentage of each executive officer’s base salary. The target as a percentage of base salary was increased for the CEO, from 125% to 150% in fiscal 2025. This change was approved by the Compensation Committee based upon the market benchmark data reviewed and the importance of maintaining a compensation mix that remains meaningfully at-risk and linked to performance. Importantly, the 2025 annual cash incentive remained fully formula-based and the CEO’s payout was determined by the same objective financial criteria. In fiscal 2025, the target cash incentive percentage for other NEOs remained consistent with fiscal 2024 targets.

The following table presents the performance-based cash incentive targets as a percentage of base salary and the actual amounts earned by each NEO for fiscal 2025. Fiscal 2025 compensation decisions were made in the context of abrupt, external headwinds early in the year, as described above in the section titled “Compensation Impacts in 2025”. Against that backdrop, the Compensation Committee maintained a formula-based annual incentive plan with pre-established revenue and non-GAAP operating income goals tied to our budget and forecasts and targeting increases over 2024 performance, which resulted in a below-target 77% funding level for 2025.

NEO	2025 Target Incentive (% of Base Salary)	2025 Incentive Payout (% of Target)	2025 Incentive Payout ($)

Jacob Thaysen	150%	77%	1,155,000

Ankur Dhingra	65%	77%	325,325

Steve Barnard	65%	77%	300,300

Kevin Pegels	65%	77%	287,788

Everett Cunningham(1)	65%	77%	0

(1)	Mr. Cunningham resigned from Illumina effective January 16, 2026 and was not eligible to receive a 2025 VCP payment.

Long-Term Equity Compensation

The Compensation Committee believes it is important to align the interests of executive officers with those of stockholders and focuses on ensuring that our current program design and earned outcomes reflect that alignment. We believe that one of the most effective ways to accomplish this objective is to provide executive

Illumina, Inc. 2026 Proxy Statement • 49

officers with an economic interest in the long-term growth in the value of our Company and the value of our stock using equity grants. Accordingly, we award long-term incentives in the form of equity awards to reward performance and reinforce long-term stockholder interests by providing executives with an ownership stake in the Company. These awards, together with stock ownership requirements, encourage sustained performance, support retention, and strengthen alignment with stockholders over time.

In determining the value of long-term incentives to be granted to an executive officer each year, we consider a number of factors, including, without limitation, the proportion of long-term incentives relative to total compensation, the executive officer’s impact on Company performance and ability to create value, long-term business objectives, and certain market data. In connection with new executive hires, we also consider competitive conditions applicable to the executive officer’s specific position in determining new-hire equity grants.

As described above in the “Compensation Impacts in 2025” section, in fiscal 2025, management, in response to financial headwinds, took action to mitigate overall compensation expense for 2025, including implementing a one-time reduction in long-term incentive grant values for executives.

Fiscal 2025 Long-Term Equity Compensation

The following table presents the long-term equity compensation awarded to each NEO in fiscal 2025 based on grant date fair value. Performance Stock Units represent approximately 70% of the overall grant value. No stock options were issued in 2025.

NEO	PSUs ($)	RSUs ($)	Total ($)

Jacob Thaysen	6,303,048	2,460,074	8,763,122

Ankur Dhingra	2,252,060	840,019	3,092,079

Steve Barnard	1,866,116	696,060	2,562,176

Kevin Pegels	1,672,948	624,080	2,297,028

Everett Cunningham(1)	2,091,184	780,036	2,871,220

Note: All equity values above reflect grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(1)	Mr. Cunningham resigned from Illumina effective January 16, 2026 and forfeited all of his then-unvested equity awards, including his 2025 PSUs and RSUs.

Performance Stock Units

The Compensation Committee places a significant emphasis on performance-based long-term incentives by granting PSUs that vest based on Company performance against preset multi-year goals.

PSUs are intended to be an ongoing part of our long-term equity incentive compensation program; however, the Compensation Committee is not obligated to grant PSUs or any other equity incentive award each year. Historically, in keeping with our compensation philosophy to tie executive pay to performance and stockholder value creation, we grant PSUs to our executives that will vest only to the extent that we achieve pre-determined performance goals at the end of a 3-year performance period.

In 2025, each of our executive officers received an annual grant of PSUs, with an equal portion vesting based on an average Operating Margin goal measured over a 3-year performance period and a portion vesting based on

50 • Illumina, Inc. 2026 Proxy Statement

3-year TSR performance relative to select companies in the Nasdaq Biotechnology Index (“rTSR”). The focus on Operating Margin as one of our equity performance plan measures aligns to Illumina’s strategic focus on robust operational excellence initiatives and the goal of improving our margins.

Typically, the number of shares earned will range from 0% to a maximum of 250% of the number of shares specified in the PSU agreement based on performance relative to the average Operating Margin and relative TSR goals approved by the Compensation Committee. Vesting at target (100%) will occur if the performance objectives are met, with vesting above target only occurring if superior performance is achieved. If absolute TSR is negative, vesting of the rTSR PSUs are capped at 100% of target.

Key Features of our 2025 PSU Awards

Multi-year Performance Periods: For the Operating Margin-based PSUs, the actual payout will be calculated based on Company performance against the preset Operating Margin goal, measured as an average, over the 3-year period ending January 2, 2028. For the rTSR-based PSUs, the actual payout will be calculated based on the percentile ranking of the Company’s TSR for the 3-year period ending January 2, 2028, relative to the TSR performance of select companies in the Nasdaq Biotechnology Index.

Information regarding the Operating Margin goals will be disclosed after the end of the performance cycle.

Vesting Requirements and Caps: For both PSU types, the Compensation Committee established threshold, target and maximum performance levels and corresponding payout levels. For performance below threshold, the respective PSUs would not vest, and for performance at target, the PSUs would vest at 100% of the target number. For performance at or exceeding maximum, vesting of the awards would be capped for both the Operating Margin-based PSUs and the rTSR-based PSUs at 250% of the target.

rTSR goals: Target will be achieved if rTSR ranks in the 50th percentile, threshold performance will be achieved if rTSR ranks at or above the 25th percentile and maximum performance will be achieved if rTSR ranks in the 90th percentile or higher. The rTSR-based PSUs are also subject to an additional requirement: Should 3-year absolute TSR be negative, vesting of the rTSR PSUs would be capped at 100% of the target number even if relative TSR meets or exceeds the 50th percentile.

Performance	rTSR Rank	Payout%

Maximum	90th percentile	250%

Excellence	75th percentile	200%

Target	50th percentile	100%

Threshold	25th percentile	50%

Below	< 25th percentile	0%

Financial goals: The Compensation Committee and the Company believe in transparency and strive to disclose as much information to stockholders as possible except when they believe that providing full, or even limited, disclosure would be detrimental to the interests of stockholders. We believe that certain disclosures could provide our competitors with insight regarding confidential business strategies without meaningfully adding to stockholders’ understanding. Hence, we do not disclose forward-looking financial targets that underpin the PSUs described above.

Illumina, Inc. 2026 Proxy Statement • 51

We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods, and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

Vesting Outcome for PSUs granted in 2023

In 2023, the Compensation Committee granted PSUs with a 3-year performance goal to focus on rTSR compared to peer companies in the Nasdaq Biotechnology Index with a minimum market capitalization of $1 billion. The threshold, target and maximum goals for the PSUs were established at the beginning of 2023 with a possible payout ranging from 0—175% depending upon the percentile rank achieved by Illumina relative to the peer companies.

The table below shows the threshold, target and maximum percentile goals and the corresponding payout. For the applicable performance period, our rTSR achievement ranked in the 37th percentile, corresponding to a 74% payout.

2023 – 2025 rTSR Plan

Metric	Threshold	Target	Maximum	FY25 Actual Result

rTSR Rank	25th percentile	50th percentile	75th percentile	37th percentile

Payout%	50%	100%	175%	74%

Restricted Stock Units

Our executives officers’ long-term equity compensation packages include grants of RSUs that vest over a 4-year period, with 25% of the RSU grant vesting annually. Vesting in all cases is subject to the individual’s continued service through the applicable vesting date.

Deferred Compensation Plan

Illumina’s Deferred Compensation Plan (the “Deferred Compensation Plan”), effective December 1, 2007, provides key employees, including our NEOs, and directors with an opportunity to defer a portion of their salary, annual cash incentive, and other specified compensation. The Deferred Compensation Plan also permits us to make discretionary contributions on behalf of the participants. A participant is always fully vested in amounts under the Deferred Compensation Plan attributable to a participant’s contributions and related earnings on such contributions. Company contributions vest in accordance with the vesting schedule determined at the time such contributions are made but will vest in full upon the occurrence of a participant’s death, disability or retirement, or a “change in control” (as defined in the Deferred Compensation Plan). A participant will receive his or her “retirement benefit” or “termination benefit” (each as defined in the Deferred Compensation Plan) in a lump sum payment equal to the unpaid balance of all of his or her accounts if a “separation from service” (as defined in the Deferred Compensation Plan) occurs within 24 months following a change in control.

52 • Illumina, Inc. 2026 Proxy Statement

Change-in-control Severance Agreements

Consistent with our commitment to aligning the interests of our executive officers and our stockholders, we believe that providing change-in-control benefits may eliminate, or at least reduce, the reluctance of executive officers to pursue potential change-in-control transactions that may be in the best interests of stockholders. As such, we provide change-in-control severance benefits to our executive officers that are subject to a double trigger (i.e., change in control and a qualifying termination).

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity or our stockholders do not own substantially all of the stock of the ultimate parent organization;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•

a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or our directors’ nominees cease to constitute a majority of the Board; or

•	any other event specified by the Board.

Under the change-in-control severance agreements, the executive would receive benefits if he or she were terminated within two years following the change in control, or during a specified period prior to the change in control if such termination relates to the pending change in control, either:

•

by the Company other than for “cause”, which is defined in each change-in-control severance agreement to generally include repeated failure or refusal to materially perform his or her duties that existed immediately prior to the change in control, conviction of a felony or a crime of moral turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•

by the executive on account of “good reason”, which is defined in each change-in-control severance agreement to generally include certain reductions in the executive’s annual base salary, target cash incentive, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change in control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change in control.

Pursuant to the change-in-control severance agreements, if a covered termination of the executive’s employment occurs, then the executive is generally entitled to the following benefits (in addition to any previously earned amounts):

•

a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target cash incentive or other target incentive amount and (b) the annual cash incentive or other incentive paid or payable to the executive for the most recently completed fiscal year, (multiplied by two for Mr. Thaysen);

Illumina, Inc. 2026 Proxy Statement • 53

•	a pro rata portion of the executive’s annual target cash incentive or other target incentive amount for the fiscal year in which the termination occurs;

•

payment of a portion of the executive’s group medical and dental insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, so that the executive pays the same amount as a similarly situated active employee for a maximum period of one year (two years for Mr. Thaysen), however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	continuation of the executive’s perquisites to which the executive was entitled for a period of 12 months (24 months for Mr. Thaysen);

•	automatic vesting of the executive’s unvested equity or equity-based awards at 100% achievement; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

The change-in-control severance agreements include a “best-net cutback provision” which provide that each executive’s total change-in-control payment will be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) and such a reduction would provide a greater after-tax benefit for the executive. The change-in-control severance agreements do not provide for gross-ups for “golden parachute” excise tax. A full analysis of the financial impact of the “best-net cutback provision”, and the impact of any adverse tax consequences of paying the amounts in full, will be performed based on the facts and circumstances in the event a change in control were to occur.

In addition, as described above, each executive will be entitled to a lump sum payout of his or her benefits under our Deferred Compensation Plan in connection with certain specified terminations.

Executive Transitions

On January 8, 2026, the Company announced the departure of Everett Cunningham. Mr. Cunningham officially left the Company on January 16, 2026 for a CEO opportunity at a life science tools company. Consistent with our compensation policies at termination, Mr. Cunningham’s unvested equity was forfeited, he was ineligible to receive a 2025 VCP payment, and the sign-on bonus he was paid in 2025 was repaid to the Company pursuant to his offer letter.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change-in-control severance benefits discussed above. Our executive officers are eligible to participate in a Company-sponsored executive health screening program in addition to being offered medical and other benefits that are available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the

54 • Illumina, Inc. 2026 Proxy Statement

first 6% of the employee’s contributions to the plan. During fiscal 2025, all executive officers were eligible to participate in our 401(k) plan, and all NEOs participating in the plan received discretionary matching contributions.

Our Compensation Governance

Annual Compensation Risk Assessment

The Compensation Committee, in partnership with management, conducts an annual assessment of potential risks related to our compensation policies, practices and programs. The assessment reviews, among other factors, short-term and long-term performance programs, performance measures and goals, and oversight. Additionally, the programs described in this Compensation Discussion and Analysis have been designed with specific features to address potential risks while rewarding executives including performance thresholds and maximums, stock ownership guidelines, equity administration rules, insider-trading policies, and compensation clawback or recoupment policies. Based on this assessment, the Compensation Committee concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Director and Officer Stock Ownership Policy

The Board, acting on the recommendation of the Compensation Committee, has adopted stock ownership guidelines that are applicable to each of our non-employee directors, each of our “Section 16 Officers” and each of our officers having a title of “Senior Vice President” or above. Each individual subject to the guidelines is required to own and hold shares of our common stock or certain of its equivalents having an aggregate value at least equal to:

Title	Requirement

Non-Employee Director	5x annual retainer

Chief Executive Officer	6x base salary

Senior Vice President	2x base salary

Section 16 Officer, if not covered above	1x base salary

Each individual subject to our stock ownership guidelines is required to achieve compliance with the applicable ownership levels set forth above within 5 years from the date such individual director or officer first became subject to the guidelines, either as a result of being hired or promoted. For purposes of assessing compliance with our stock ownership guidelines, unvested RSUs are counted as owned shares of common stock; however, unvested PSUs and stock options are not. All directors and officers covered by the policy are in compliance with the guidelines as of the record date.

During the period in which a covered director or officer is not in compliance with the applicable ownership guidelines, such director or officer:

•

is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or RSUs (“net shares” are those shares that remain after shares are sold or netted to pay withholding taxes); and

•	may not establish a qualified trading plan (i.e., a Rule 10b5-1 trading program) or modify an existing qualified trading plan to increase the number of shares of our common stock to be sold

Illumina, Inc. 2026 Proxy Statement • 55

under such plan (under our Insider Trading Policy our directors, executive officers, and each of our officers having a title of “Senior Vice President” or above may only sell shares of our common stock pursuant to a qualified trading plan).

Post-Vesting Holding Requirement

In order to further encourage equity ownership and align the interests of the CEO with those of long-term stockholders, the Compensation Committee incorporated a post-vesting holding requirement for the annual equity grants to the CEO. Under this policy, shares of common stock received upon the vesting of the CEO’s annual equity grants are subject to no-sell provisions for a further 12-month period (other than shares necessary to satisfy taxes).

Clawback Policy

We have amended and restated our clawback policy to comply with the requirements of the Dodd-Frank Act, and the rules and regulations adopted by the SEC and Nasdaq. The policy sets forth the circumstances under which the Board or the Compensation Committee has authority to recover an executive officer’s incentive compensation. The amended clawback policy requires recovery in certain circumstances if we are required to restate our financial statements, regardless of any fault on the part of the executive.

We believe our clawback policy reduces the potential risk that an executive officer would intentionally misstate results to benefit under an incentive program. In addition, our executive officers are required to acknowledge in writing the clawback policy and that compensation we have awarded to them may be subject to forfeiture or repayment pursuant to the terms of the policy and/or applicable law, among others.

Insider Trading Policy

We have adopted an insider trading policy applicable to officers, directors, employees and other related individuals to provide guidance and prevent inappropriate actions and transactions related to equity especially as it relates to persons that have or may have access to material non-public information. Every new employee and consultant, upon commencement of their relationship with Illumina, is provided with and is individually responsible for compliance with this policy. Our insider trading policy also applies to Illumina itself.

Our insider trading policy specifically prohibits our directors and executive officers, including NEOs from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other security derivative of our common stock.

Use of Market Data and Peer Group

For fiscal 2025, as in previous years, the Compensation Committee determined not to target specific percentiles within the peer group in connection with executive compensation decisions. The Compensation Committee believes that market data is only one factor, and its executive compensation determinations are the result of many factors, including an executive’s historical performance, our CEO’s assessment of each executive officer’s performance relative to predetermined goals, future criticality, retention objectives, stockholder feedback, and the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, Aon in its capacity as the Compensation Committee’s independent compensation consultant.

56 • Illumina, Inc. 2026 Proxy Statement

As our product and industry roadmap evolves and diversifies, we compete increasingly for talent that has experience in integrating biology, chemistry, fluidics, material sciences, hardware, and software. The criteria used to determine our peer group in connection with the fiscal 2025 compensation review process included taking a broad industry view as well as emphasizing revenue growth, actual revenue (0.5x to 3x Illumina) and market capitalization (0.5x to 3x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups. Aon compiled relevant companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors. Many of our peer group companies are located in geographic areas in which we compete for talent, which includes high cost-of-labor areas and therefore impacts rates of pay.

Fiscal 2025 Compensation Peer Group

In line with the feedback we have received from our stockholders over the past three years, our 2025 executive and director compensation peer group, set forth below, was selected to place a relatively greater emphasis on life science companies over technology companies to better reflect our products and services while maintaining continuity and the prominence of innovation within the peer group. Furthermore, it was updated for fiscal 2025 to remove companies that were included in our fiscal 2024 peer group but were either acquired or no longer met the applicable financial criteria. The 2025 peer group was chosen with a view to companies with revenue and market capitalization similar to those of Illumina. The companies removed for fiscal 2025 were Horizon Therapeutics plc, KLA Corporation, Palo Alto Networks, Inc., and Splunk, Inc.

Our fiscal 2025 peer group is listed in the table below. Companies that are new to our compensation peer group in fiscal 2025 are denoted by an ‘*’ in the table below.

Agilent Technologies, Inc.	Edwards Lifesciences Corporation	Regeneron Pharmaceuticals, Inc.

Align Technology, Inc.	Exact Sciences*	ResMed Inc.

Avantor*	Hologic, Inc.	Revvity*

Biogen Inc.	IDEXX Laboratories, Inc.	The Cooper Companies, Inc.

BioMarin Pharmaceutical*	Intuitive Surgical, Inc.	Vertex Pharmaceuticals, Inc.

Bio-Rad Laboratories, Inc.	IQVIA*	Waters Corporation

Bruker*	Jazz Pharmaceuticals plc	West Pharmaceutical Services, Inc

DexCom, Inc.	Mettler-Toledo International Inc.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board has determined that each member of the Compensation Committee is independent within the meaning, and meets the requirements, of the Exchange Act and the Nasdaq listing standards, and a “non-employee director” under Rule 16b-3 under the Exchange Act. The Compensation Committee functions under a written charter, which was adopted by the Board. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Composition”.

The Compensation Committee typically meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held 5 meetings during fiscal 2025, and it has held 4 meetings so far in 2026 to, among other things, review and finalize compensation elements related to fiscal 2025 and

Illumina, Inc. 2026 Proxy Statement • 57

2026 performance-based compensation. The Chair works with the CEO and the Chief People Officer (“CPO”) to establish the meeting agenda in advance of each meeting. The Compensation Committee recommends to the Board for approval our CEO’s compensation, and reviews and approves the amount and form of compensation to be paid to our other executive officers.

The Compensation Committee typically meets with the CEO, CFO, CPO, General Counsel, our external counsel, and, as needed, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the CEO, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that the independent compensation consultant and management believe will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board’s assessment of our performance against our goals, and the CEO’s assessment of each executive officer’s performance against pre-determined, individual objectives.

Role of the Compensation Consultant

For fiscal 2025, the Compensation Committee retained an independent compensation consultant from Aon as the Compensation Committee’s advisor reporting directly to the Chair of the Compensation Committee. The fees for the services and required benchmark data and survey information provided by Aon to the Compensation Committee in fiscal 2025 totaled approximately $293,000. In addition, management engaged Aon for other market data, insurance related services (including broker services and various pass-through payments) and other non-compensation related services that totaled approximately $1.9 million for fiscal 2025. Although our Compensation Committee is aware of the nature of the other services performed by Aon affiliates, our Compensation Committee does not review and approve such services and insurance premiums and policies, as those are reviewed and approved by management in the ordinary course of business. The Compensation Committee annually assesses the independence of the compensation consultant under Nasdaq and SEC criteria and, for 2025, concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee.

Tax and Accounting Considerations

Section 162(m) rules of the Code prevents the Company from claiming a deduction for any compensation paid to any current or former NEO that exceeds $1 million, including performance-based compensation. The Compensation Committee takes into account the impact of 162(m) on the tax deductibility of compensation granted to the executive officers, but the Compensation Committee has authorized, and expects to continue to authorize, compensation that does not qualify for tax deductibility in order to provide a competitive compensation program that is aligned with stockholder interests.

58 • Illumina, Inc. 2026 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

Susan Siegel (Chair)

Caroline Dorsa

Robert Epstein

Illumina, Inc. 2026 Proxy Statement • 59

Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for fiscal 2025 and, to the extent such NEOs were NEOs in either the 2025 or 2024 proxy statements, fiscal 2024 or 2023 compensation, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jacob Thaysen	2025	1,000,000	—	8,763,122	1,155,000	100,773	11,018,895

Chief Executive Officer	2024	1,000,000	—	12,306,550	1,162,500	333,874	14,802,924

	2023	250,000	500,000(5)	3,894,603	—	46,630	4,691,233

Ankur Dhingra(4)	2025	650,000	—	3,092,079	325,325	10,667	4,078,071

Chief Financial Officer	2024	450,000	500,000(5)	4,011,041	279,581	615,465	5,856,087

Steve Barnard(4)	2025	600,000	—	2,562,176	300,300	17,676	3,480,152

Chief Technology Officer	2024	593,269	—	3,046,027	358,963	22,677	4,020,936

Kevin Pegels(4)	2025	575,000	—	2,297,028	287,788	20,204	3,180,020

Chief of Global Operations	2024	561,538	—	2,928,802	340,114	19,388	3,849,842

Everett Cunningham(4) (6)	2025	650,000	500,000(5)	2,871,220	—	65,881	4,087,101

Former Chief Commercial Officer	2024	350,000	500,000(5)	8,718,496	219,131	286,191	10,073,818

(1)

This reflects the grant date fair value of awards granted and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. Refer to Note 6 in the Notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, for a discussion of the relevant assumptions used in calculating the grant date fair value of such awards. The amounts reported under “Stock Awards” with respect to the 2025 PSUs are valued based on the probable outcome of the applicable performance conditions determined as of the grant date. If we achieve the highest level of performance (250% of target), the grant date fair values with respect to such PSUs are as follows: Mr. Thaysen $15,757,619; Mr. Dhingra $5,630,149; Mr. Barnard $4,665,290; Mr. Pegels $4,182,368; and Mr. Cunningham $5,227,960. The awards granted to Mr. Cunningham were forfeited when he resigned on January 16, 2026. As described above, as a result of unexpected financial headwinds, long-term incentive grant date values were reduced in 2025 relative to 2024 for all executive officers.

(2)

Reflects performance-based cash incentives earned during fiscal 2025 and 2024 under Illumina’s executive officer cash incentive program, which were paid in the first fiscal quarter of 2026 and the first fiscal quarter of 2025. The cash incentive program is described in the Compensation Discussion and Analysis under the caption “Performance-Based Cash Compensation”.

(3)

These amounts represent Company contributions to 401(k) plans, Company-paid physical exams and long-term disability premiums. These amounts include costs covered by the Company for Messrs. Thaysen ($84,874), Cunningham ($45,790), and their spouses, in 2025 in connection with their participation in a sales incentive trip, plus $9,600 in relocation costs to Mr. Cunningham. In 2024, these amounts include $317,152, $598,835, $278,419 in relocation and housing costs to Mr. Thaysen, Mr. Dhingra, and Mr. Cunningham, respectively.

(4)	Messrs. Dhingra, Barnard, Cunningham, and Pegels became named executive officers in fiscal 2024.
(5)

Represents a one-time make-whole sign-on bonus for each of Messrs. Thaysen, Dhingra and Cunningham for compensation forfeited with their prior employer upon joining Illumina. The bonuses are subject to clawback upon certain terminations within two years of start date. Mr. Cunningham reimbursed the Company upon his departure for this bonus.

(6)	Mr. Cunningham resigned from the Company effective January 16, 2026.

60 • Illumina, Inc. 2026 Proxy Statement

Grants of Plan-Based Awards During Fiscal 2025

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive) ($ in thousands)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs): Number of Shares			All Other Stock Awards: Number of Shares or Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Jacob Thaysen	Cash	—	563	1,500	3,000	—	—	—	—	—

	PSU(3)	Mar. 5, 2025	—	—	—	16,747	33,493	83,733	—	3,433,033

	PSU(4)	Mar. 5, 2025	—	—	—	16,747	33,493	83,733	—	2,870,015

	RSU(5)	Mar. 5, 2025	—	—	—	—	—	—	28,709	2,460,074

Ankur Dhingra	Cash	—	158	423	845	—	—	—	—	—

	PSU(3)	Mar. 5, 2025	—	—	—	5,719	11,437	28,593	—	1,272,023

	PSU(4)	Mar. 5, 2025	—	—	—	5,719	11,437	28,593	—	980,037

	RSU(5)	Mar. 5, 2025	—	—	—	—	—	—	9,803	840,019

Steve Barnard	Cash	—	146	390	780	—	—	—	—	—

	PSU(3)	Mar. 5, 2025	—	—	—	4,739	9,477	23,693	—	1,054,032

	PSU(4)	Mar. 5, 2025	—	—	—	4,739	9,477	23,693	—	812,084

	RSU(5)	Mar. 5, 2025	—	—	—	—	—	—	8,123	696,060

Kevin Pegels	Cash	—	140	374	748	—	—	—	—	—

	PSU(3)	Mar. 5, 2025	—	—	—	4,248	8,496	21,240	—	944,925

	PSU(4)	Mar. 5, 2025	—	—	—	4,248	8,496	21,240	—	728,023

	RSU(5)	Mar. 5, 2025	—	—	—	—	—	—	7,283	624,080

Everett Cunningham	Cash	—	158	423	845	—	—	—	—	—

	PSU(3)	Mar. 5, 2025	—	—	—	5,310	10,620	26,550	—	1,181,156

	PSU(4)	Mar. 5, 2025	—	—	—	5,310	10,620	26,550	—	910,028

	RSU(5)	Mar. 5, 2025	—	—	—	—	—	—	9,103	780,036

(1)	Represents potential aggregate VCP payouts, at threshold, target and maximum performance, for fiscal 2025.
(2)

This reflects the grant date fair value of awards granted during fiscal 2025 and is computed in accordance with FASB ASC Topic 718. See footnote (1) to the Summary Compensation Table for additional information regarding the determination of the grant date fair value of PSUs. As described above, as a result of unexpected financial headwinds, long-term incentive grant date values were reduced in 2025 relative to 2024 for all executive officers.

(3)	PSUs will vest in their entirety on January 2, 2028, based on the Company’s 3-year rTSR performance against select companies in the Nasdaq Biotechnology Index the fiscal year ending January 2, 2028.
(4)	PSUs will vest in their entirety on January 2, 2028, based on the Company’s three-year average operating margin for fiscal years 2025-2027.
(5)	Stock awards consist of RSUs that vest in four 25% increments on each anniversary of the grant date over four years. Vesting is subject to the individual’s continued service through each vesting date.

Illumina, Inc. 2026 Proxy Statement • 61

Outstanding Equity Awards at Fiscal 2025 Year-End

	Stock Awards*

Name	Number of Shares or Units of Stock That Have Not Vested (#)*	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Jacob Thaysen	—	—	26,508(2)	3,577,255

	—	—	26,508(3)	3,577,255

	—	—	33,493(4)	4,519,880

	—	—	33,493(5)	4,519,880

	45,750(8)	6,173,963	—	—

	2,560(9)	345,472	—	—

	7,575(10)	1,022,246	—	—

Ankur Dhingra	—	—	10,502(2)	1,417,245

	—	—	10,502(3)	1,417,245

	—	—	11,437(4)	1,543,423

	—	—	11,437(5)	1,543,423

	6,752(6)	911,182	—	—

	9,803(8)	1,322,915	—	—

Steven Barnard	—	—	6,893(2)	930,210

	—	—	6,893(3)	930,210

	—	—	9,477(4)	1,278,921

	—	—	9,477 (5)	1,278,921

	1,600(6)	215,920	—	—

	706(7)	95,275	—	—

	12,554(8)	1,694,162	—	—

Kevin Pegels	—	—	6,627(2)	894,314

	—	—	6,627(3)	894,314

	—	—	8,496(4)	1,146,535

	—	—	8,496(5)	1,146,535

	1,284(7)	173,276	—	—

	11,543(8)	1,557,728	—	—

Everett Cunningham	—	—	18,430(2)	2,487,129

	—	—	18,430(3)	2,487,129

	—	—	10,620(4)	1,433,169

	—	—	10,620(5)	1,433,169

	27,645(6)	3,730,693	—	—

	9,103(8)	1,228,450	—	—

(1)

Market value of stock awards was determined by multiplying the number of unvested shares by $134.95 (the closing market price of our common stock on The Nasdaq Global Select Market on December 26, 2025, the last trading day of fiscal 2025).

(2)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on January 3, 2027, and the number of shares issuable will range from 0% to 200% of the target shares subject to the award based on the Company’s 3-year rTSR performance against select companies in the Nasdaq Biotechnology Index. The number reflected above assumes target level of performance.

62 • Illumina, Inc. 2026 Proxy Statement

(3)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on January 2, 2028, and the number of shares issuable will range from 0% to 200% of the target shares subject to the award based on the Company’s three-year average operating margin for fiscal years 2024-2026. The number reflected above assumes target level of performance.

(4)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on January 2, 2028, and the number of shares issuable will range from 0% to 250% of the target shares subject to the award based on the Company’s 3-year rTSR performance against select companies in the Nasdaq Biotechnology Index. Outstanding at fiscal 2025 year-end assumes target level of performance.

(5)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on January 2, 2028, and the number of shares issuable will range from 0% to 250% of the target shares subject to the award based on the Company’s three-year average operating margin for fiscal years 2025-2027. The number reflected above assumes target level of performance

(6)	Stock awards consist of RSUs that vest in four 25% increments on each anniversary of the grant date over four years.
(7)	Stock awards consist of RSUs that vest in four 25% increments on November 5th over four years.
(8)	Stock awards consist of RSUs that vest in four 25% increments on February 15th over four years.
(9)	Stock award consists of RSUs that vest in three 33% increments on each anniversary of the grant date over three years.
(10)	Stock award consists of RSUs that vest 100% on March 5, 2027.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jacob Thaysen	—	—	21,506	2,350,937

Ankur Dhingra	—	—	2,251	175,961

Steve Barnard	—	—	8,802	1,051,363

Kevin Pegels	—	—	5,374	609,390

Everett Cunningham	—	—	9,215	895,237

(1)

Value realized on vesting of stock awards is computed by multiplying the closing market price of our common stock on The Nasdaq Global Select Market on the dates of vesting and the number of shares underlying stock awards that became vested in 2025.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Illumina Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Jacob Thaysen	—	—	—	—	—

Ankur Dhingra	—	—	—	—	—

Steve Barnard	—	—	—	—	—

Kevin Pegels	200,000	—	82,661	—	634,652

Everett Cunningham	—	—	—	—	—

(1)

Amounts included in the Summary Compensation Table in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns. See disclosure under “Deferred Compensation Plan” on page 52 of this proxy statement for further details.

(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

Illumina, Inc. 2026 Proxy Statement • 63

Potential Payments Upon a Termination or Change in Control

Based upon a hypothetical change-in-control date of December 31, 2025, the potential payments upon a qualifying termination following a change in control for our NEOs is quantified in the table below. For a full discussion of our change-in-control severance benefits, please refer to “Change-in-control Severance Agreements” on page 53 of this proxy statement.

Upon any termination of employment not in connection with a change in control, our NEOs are not entitled to receive any severance payments or benefits under any existing agreement or policy. Mr. Cunningham resigned employment after the end of the fiscal year and prior to the filing of this proxy statement. Mr. Cunningham therefore received no compensation or benefits in connection with the termination of his employment.

NEO(1)	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following change in control and Subsequent Loss of Employment (within 2 years)($)

Jacob Thaysen	2x	Salary Severance(1)	2,000,000

	—	Cash Incentive Severance(2)	1,500,000

	—	Earned Compensation(3)	1,155,000

	—	Equity Compensation Acceleration(4)	23,735,951

	—	Pension/NQDC(5)	—

	—	Perquisites/Benefits(6)	138,282

		Total Benefit	28,529,233

Ankur Dhingra	1x	Salary Severance(1)	650,000

	—	Cash Incentive Severance(2)	422,500

	—	Earned Compensation(3)	325,325

	—	Equity Compensation Acceleration(4)	8,155,433

	—	Pension/NQDC(5)	—

	—	Perquisites/Benefits(6)	104,141

		Total Benefit	9,657,399

Steve Barnard	1x	Salary Severance(1)	600,000

	—	Cash Incentive Severance(2)	390,000

	—	Earned Compensation(3)	300,300

	—	Equity Compensation Acceleration(4)	6,423,620

	—	Pension/NQDC(5)	—

	—	Perquisites/Benefits(6)	107,463

		Total Benefit	7,821,383

Kevin Pegels	1x	Salary Severance(1)	575,000

	—	Cash Incentive Severance(2)	373,750

	—	Earned Compensation(3)	287,788

	—	Equity Compensation Acceleration(4)	5,666,820

	—	Pension/NQDC(5)	634,652

	—	Perquisites/Benefits(6)	104,141

		Total Benefit	7,642,151
(1)	Reflects a lump sum payment of (a) the severance multiple multiplied by (b) the executive’s annual base salary.
(2)

Reflects a lump sum payment of the (a) the severance multiple multiplied by (b) the greater of (1) the executive’s target annual bonus (or if greater, the amount of actual bonus paid in the last fiscal year).

(3)	Reflects a lump sum payment of the executive’s earned but unpaid compensation.
(4)

The value of the RSUs and PSUs included here is based on the number of outstanding shares that would not ordinarily have vested by December 28, 2025, multiplied by $134.95 (the closing price of our common stock on December 26, 2025), with the number of shares issuable under each PSU award equal to 100% of the number of shares specified in the PSU agreement.

64 • Illumina, Inc. 2026 Proxy Statement

(5)

As described above, under the Deferred Compensation Plan, upon a separation from service within 24 months of a change in control, each NEO will be entitled to his or her retirement benefit or termination benefit in a lump sum payment equal to the unpaid balance of all of his or her accounts.

(6)

Represents payment of (i) the executive’s group health insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year (two years for Mr. Thaysen) and (ii) professional outplacement services for up to two years following termination ($17,500 per six months for each executive officer).

EQUITY COMPENSATION PLAN INFORMATION

As of December 28, 2025, the Company maintained three equity compensation plans: the Second Amended and Restated 2015 Plan, the Amended and Restated New Hire Stock and Incentive Plan (the “New Hire Plan”), and the 2000 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). The Second Amended and Restated 2015 Plan and the ESPP have been approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 28, 2025.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (c)

Equity compensation plans approved by stockholders	4,470,247(1)	N/A(2)	23,347,638(3)

Equity compensation plans not approved by stockholders	N/A	N/A(2)	N/A(4)

Total	4,470,247	N/A(2)	23,347,638

(1)	All of these shares were subject to stock unit awards then outstanding under the Second Amended and Restated 2015 Plan, and none were subject to options then outstanding under the ESPP.
(2)	No stock options were outstanding as of December 28, 2025.
(3)

This number of shares is presented after giving effect to the 382,074 and 235,047 shares purchased under the ESPP for the purchase periods that ended March 1, 2025 and September 1, 2025, respectively. Of the aggregate number of shares that remained available for future issuance, 11,543,096 were available under the Second Amended and Restated 2015 Plan and 11,804,542 were available under the ESPP. The shares available for awards under the Second Amended and Restated 2015 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the Second Amended and Restated 2015 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

(4)

There is no set number of shares reserved for issuance under the New Hire Plan as the New Hire Plan may only be used in connection with “inducement awards”, as determined for purposes of Nasdaq’s listing rules.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal 2025, the principal executive officer of Illumina was our Chief Executive Officer, Jacob Thaysen. For fiscal 2025, the annual total compensation for Mr. Thaysen as set forth in the Summary Compensation Table was $11,018,895 and the annual total compensation, calculated in accordance with Summary Compensation Table rules, for our median employee was $113,021, resulting in an estimated pay ratio of 97:1.

Illumina, Inc. 2026 Proxy Statement • 65

In accordance with Item 402(u) of Regulation S-K, we identified the median employee using our employee population as of the median employee determination date by (i) aggregating for each applicable employee (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected annual work schedule, for hourly employees (the median employee determination date), (B) the target bonus, commission, or incentive compensation for 2025, and (C) accounting value on the grant date for all equity awards granted in 2025, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Thaysen, whether employed on a full-time, part-time, or seasonal basis. We did not exclude any non-U.S. employees in making this determination, and amounts paid in non-U.S. currencies were converted using exchange rates in effect on the median employee determination date. Consistent with last year’s determination, the median employee determination date was the last day of our fiscal year (December 28, 2025).

66 • Illumina, Inc. 2026 Proxy Statement

Pay versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. For further information concerning Illumina’s pay for performance philosophy and how Illumina aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

Year	Summary Compensation Table Total for Francis deSouza 1 ($)	Summary Compensation Table Total for Charles Dadswell 1 ($)	Summary Compensation Table Total for Jacob Thaysen 1 ($)	Compensation Actually Paid to Francis deSouza 1,2,3 ($)	Compensation Actually Paid to Charles Dadswell 1,2,3 ($)	Compensation Actually Paid to Jacob Thaysen 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Illumina Revenue 5 ($ Millions)
									TSR ($)	Peer Group TSR ($)

2025	—	—	11,018,895	—	—	12,832,816	3,706,336	4,562,844	36.47	122.07	850	4,343

2024	—	—	14,802,924	—	—	17,689,413	5,426,941	6,362,249	36.56	91.53	(1,223)	4,332

2023	14,494,506	4,139,866	4,691,233	(8,142,898)	1,840,569	4,439,576	4,495,352	692,244	37.63	91.84	(1,161)	4,438

2022	26,752,197	—	—	(10,053,847)	—	—	5,772,066	(3,358,918)	54.65	88.53	(4,404)	4,553

2021	14,333,634	—	—	36,737,462	—	—	8,019,825	8,297,373	102.82	99.37	762	4,519

(1)
Francis deSouza was our PEO for each year presented until June 2023. Charles Dadswell served as interim PEO until September 2023. Jacob Thaysen has been our PEO since September 2023. The individuals comprising the
Non-PEO
NEOs for each year presented are as follows:

•	2025: Messrs. Dhingra, Barnard, Pegels, and Cunningham

•	2024: Messrs. Dadswell, Dhingra, Barnard, Cunningham, Pegels, and Goswami

•	2023: Mr. Goswami, Mses. Tousi, Reeves and Rollins, and Drs. Aravanis and Febbo

•	2022: Messrs. Samad and Goswami, Ms. Tousi, and Drs. Aravanis and Febbo

•	2021: Messrs. Ragusa, Dadswell, and Samad, Ms. Tousi, and Dr. Aravanis

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table totals with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Illumina, Inc.
 2026 Proxy Statement • 67

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2025	11,018,895	(8,763,122)	10,577,043	12,832,816

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	3,706,336	(2,705,626)	3,562,134	4,562,844
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total-Inclusion of Equity Values for PEO ($)

2025	12,870,166	(1,556,200)	—	(736,923)	—	—	10,577,043

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	4,357,056	(597,225)	—	(197,697)	—	—	3,562,134

(4)
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 28, 2025. The comparison assumes $100 was invested for the period starting January 3, 2021, through the end of the listed fiscal year in the Company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Illumina Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2025. Illumina Revenue is defined, for purposes of the variable compensation program, as set forth above in the “Compensation Discussion and Analysis” section. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

68 •
Illumina, Inc.
 2026 Proxy Statement

Analysis of the Information Presented in the Pay versus Performance Table
As required by Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Over the five-year period comprising fiscal years 2021 through 2025, our TSR performance was lower than that of our peers and our stock price decreased. “Compensation Actually Paid” in fiscal years 2022 and 2023 was significantly less than in fiscal year 2021, reflecting our emphasis on performance-based pay that ties our executives’ compensation to our stock price and financial performance. “Compensation Actually Paid” increased from fiscal year 2023 to 2024 due to robust operational excellence initiatives designed to improve our margins. The decrease in “Compensation Actually Paid” from 2024 to 2025 was due to a one-time reduction in annual equity grants in 2025 compared to the prior year, as described above in the section titled “Compensation Impacts in 2025”.
Changes in TSR and Net Income were positively correlated with “Compensation Actually Paid” in fiscal years 2022 and 2023 compared to each of their respective preceding years. From 2023 to 2024, the relationship modestly reversed, with Net Income declining slightly while “Compensation Actually Paid” increased. The trend reversed again from 2024 to 2025 as Net Income increased to $850M, while “Compensation Actually Paid” decreased.
Illumina Revenue has remained relatively flat from 2021 to 2025. 2025 “Compensation Actually Paid” was lower than in 2024 while Revenue grew modestly over this same time period.
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to Company performance. See the “Performance-Based Cash Compensation” and “Long-Term Equity Compensation” sections of the Compensation Discussion & Analysis for a description of how these metrics were used in our executive compensation program. The measures in this table are listed alphabetically.

Financial Performance Measures

Illumina Revenue

Non-GAAP Earnings Per Share

Operating Income

Operating Margin

Relative Total Shareholder Return

Illumina, Inc.
 2026 Proxy Statement • 69

Advisory Vote on Compensation

Proposal 3: Advisory Vote to Approve the Compensation Provided to Our Named Executive Officers

As required by Section 14A of the Exchange Act, we are seeking an advisory vote to approve the compensation of the NEOs as disclosed in the “Compensation Disclosure and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative in this proxy statement. Accordingly, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation provided to Illumina’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables, and narrative discussion, is hereby APPROVED.”

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 45 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our business objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 60 through 65, which provide detailed information on the compensation of our NEOs. The Board of Directors and the Compensation Committee of the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has positively contributed to our recent results and long-term success.

At our 2023 annual meeting, our stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Board of Directors has decided to hold future advisory votes on the compensation of named executive officers annually.

Vote Required for Approval

The vote is advisory and not binding on Illumina, the Board of Directors, or the Compensation Committee. Although not binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of the majority of the votes cast (meaning the number of votes cast “FOR” this proposal must exceed the number of votes cast “AGAINST” this proposal for this proposal to pass). Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” and will have no effect on the outcome of this proposal but will be counted only for purposes of determining whether a quorum is present at the annual meeting. We provide our stockholders with this advisory vote to approve executive compensation on an annual basis. We expect that the next such vote will occur at the 2027 annual meeting of stockholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN

ADVISORY BASIS, THE COMPENSATION PROVIDED TO ILLUMINA’S NEOs.

70 • Illumina, Inc. 2026 Proxy Statement

Users’ Guide

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Illumina, Inc. for the 2025 Annual Meeting of Stockholders. This proxy statement and accompanying proxy are being mailed to our stockholders on or about April 9, 2026, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 28, 2025.

How may I attend and participate in the annual meeting?

We will be hosting the 2026 annual meeting live via the internet only. There will not be a physical location for the annual meeting.

Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions. Questions will be answered as the allotted time permits.

Our virtual format allows stockholders from around the world to participate and ask questions and for us to give thoughtful responses.

Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/ILMN2026. Stockholders may begin submitting written questions through the internet portal at 9:45 a.m. (Pacific time) on May 21, 2026, and the webcast of the annual meeting will begin at 10:00 a.m. (Pacific time) that day.

Stockholders may also vote while connected to the annual meeting on the internet. You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ILMN2026.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email to be sent the day before the meeting.

If you do not have your control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions.

What is the purpose of the annual meeting?	At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, management will respond to questions from stockholders.

Illumina, Inc. 2026 Proxy Statement • 71

What am I voting on at the annual meeting?

Stockholders will be asked to vote on three proposals. The proposals are to:

1.  Elect nine nominees to hold office for one year or until his or her successor is elected;

2.  Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027; and

3.  Hold a vote to approve, on an advisory basis, the compensation provided to our “named executive officers” as disclosed in this proxy statement.

We will also transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders have no dissenters’ or appraisal rights in connection with any of the proposals described herein.

Could other matters be decided at the annual meeting?

Management is not aware of any other matters that will be presented at the 2026 annual meeting. However, if any other matter not described in this proxy statement were to come before the annual meeting, the proxyholders appointed by the Board of Directors will have the discretion to vote on those matters for you.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote your shares as follows:

•

FOR each of the nominees to the Board of Directors (Proposal 1);

•

FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027 (Proposal 2); and

•

FOR approval, on an advisory basis, of the compensation provided to our “named executive officers” (Proposal 3).

Who can vote at the annual meeting?

Only stockholders of our common stock as of March 26, 2026, the record date, are entitled to notice of and to vote on the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on the record date, there were 151,906,915 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at 5200 Illumina Way, San Diego, California 92122 the address listed above for a period of at least 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ILMN2026.

72 • Illumina, Inc. 2026 Proxy Statement

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

Beneficial Owner. You are a beneficial owner if, at the close of business on the record date, you hold your shares through a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name”. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

Illumina, Inc. 2026 Proxy Statement • 73

How do I vote and what are the voting deadlines?	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.
Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 20, 2026.
By Telephone. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 20, 2026.

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 20, 2026.

During the Annual Meeting. Instructions on how to vote while participating in our annual meeting live via the internet are posted at www.virtualshareholdermeeting.com/ILMN2026. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

If you vote via the internet or by telephone, your electronic vote authorizes the named proxyholders in the same manner as if you signed, dated, and returned your proxy card. If you vote via the internet or by telephone, you do not need to return your proxy card.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee through which you hold your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or other nominee. You may also obtain a “legal proxy” from your broker, bank, or other nominee and register to attend and vote at the annual meeting by going to www.virtualshareholdermeeting.com/ILMN2026 Even if you wish to attend virtually, we urge you to vote your shares in advance of the annual meeting by following the instructions on your voting instruction form.

74 • Illumina, Inc. 2026 Proxy Statement

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•

signing and returning a new proxy card with a later date;

•

submitting a later-dated vote by telephone or via the internet — only your latest internet or telephone proxy received by 11:59 p.m. (Pacific time) on May 20, 2026, will be counted;

•

participating in the annual meeting live via the internet and voting again; or

•

delivering a written revocation to our Corporate Secretary at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary to be received no later than May 21, 2026 (before the closing of the polls).

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee through which you hold your shares and follow their instructions for revoking or changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or other nominee may vote your shares only on those matters on which it has discretion to vote. Under the applicable rules, your broker or other nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. However, your broker or other nominee does have discretion to vote your shares on routine matters such as Proposal 2. The broker’s inability to vote on non-routine matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote”. Please see “What is a ‘broker non-vote’?” below for more information.

Illumina, Inc. 2026 Proxy Statement • 75

What if I submit a proxy card but do not submit voting instructions?

If you are a registered holder and properly sign and return your proxy card or complete your proxy via Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for director as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants and FOR the advisory vote on executive compensation. Despite this, the Board urges you to mark your proxy card in accordance with the Board’s recommendations.

If you are a beneficial holder and properly mark, sign and return your voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your voting instruction form but do not specify how you want your shares voted with respect to the Election of Directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nine (9) nominees proposed by your Board and named in this proxy statement, depending on the bank or broker through which you hold your shares, as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants and FOR the advisory vote on executive compensation. The Board strongly urges you to mark your voting instruction form in accordance with the Board’s recommendations.

What is a “broker non-vote”?

Under applicable rules, brokers who have record ownership of listed Company stock held in brokerage accounts for their clients who beneficially own the shares and who do not receive voting instructions from their clients have the discretion to vote uninstructed shares held by such clients on certain matters (“routine matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). Under applicable interpretations, Proposals 1 and 3 are considered non-routine matters and Proposal 2 is considered a routine matter.

What is the effect of a broker non-vote?

Broker non-votes will not be counted in determining the outcome of the vote on each of the non-routine items, although they will count for purposes of determining whether a quorum is present at the meeting. Therefore, broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting because brokers will have discretionary authority to vote on Proposal 2 in certain circumstances. Broker non-votes will not be counted for purposes of determining the number of votes cast or present in person or represented by proxy and entitled to vote with respect to the election of directors and the approval of the compensation provided to our NEOs non-discretionary matters (Proposals 1 and 3), but will be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to the ratification the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2). Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1 and 3.

What is an “abstention”?

An abstention occurs on a matter when a stockholder returns a proxy card marked “ABSTAIN” (or otherwise submits a voting instruction to abstain) as to such matter. Merely leaving a proposal blank on the proxy card does not result in an abstention.

76 • Illumina, Inc. 2026 Proxy Statement

What is the effect of an abstention?

Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting. Abstentions will have no effect on the election of directors, the ratification of Ernst & Young LLP as our independent registered public accounting firm or the approval of the compensation provided to our NEOs (Proposals 1, 2, and 3).

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we are making this proxy statement available to our stockholders electronically via the internet. On or about April 9, 2026, we will mail the Notice of Internet Availability of Proxy Materials to stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested paper delivery or other forms of electronic communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 28, 2025. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Illumina, Inc. 2026 Proxy Statement • 77

How is a quorum obtained, and why is a quorum required?	Under applicable state law and our governing instruments, we may only hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 151,906,915 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 75,953,458 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining if a quorum is present. Abstentions will be counted for purposes of determining whether a quorum is present.

How many votes are required to approve each proposal?

Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 1 — Election of nine nominees to the Board of Directors	A nominee for director will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	FOR, each nominee AGAINST, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR each nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027	The votes cast FOR the proposal must exceed the votes cast AGAINST the proposal	FOR AGAINST ABSTAIN Shares voted “ABSTAIN” will have no effect on the outcome of this proposal	FOR

Proposal 3 — Advisory vote to approve the compensation provided to our “named executive officers” as disclosed in this proxy statement	The votes cast FOR the proposal must exceed the votes cast AGAINST the proposal	FOR AGAINST ABSTAIN Shares voted “ABSTAIN” will have no effect on the outcome of this proposal	FOR

78 • Illumina, Inc. 2026 Proxy Statement

How can I find the voting results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results will also be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is conducting this proxy solicitation?

Illumina’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the annual meeting. Solicitation may be made by our directors, officers, and other Illumina employees telephonically, electronically, or by other means of communication. Directors, officers, and employees who help us in the solicitation will not be separately compensated for those services, but they may be reimbursed by Illumina for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by Illumina for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. The total cost of the solicitation will be borne by Illumina.

Stockholder Proposals for our 2027 Annual Meeting

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at our 2027 annual meeting of stockholders (other than a director nomination) and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our principal executive offices. The proposal must be received no later than December 10, 2026. If we change the date of the 2027 annual meeting of stockholders by more than 30 days from the one-year anniversary of the 2026 annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2027 annual meeting of stockholders. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of our common stock continuously for at least three years to submit director nominees (up to the greater of two nominees or 20% of the Board rounded down to the nearest whole number, as determined in accordance with the bylaws) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. With respect to stockholder nominees for director election submitted for inclusion in our proxy statement for our 2027 annual meeting, written notice of nominations by the stockholder proponent(s) must comply with our bylaws and must be delivered to, or mailed to and received by, our Corporate Secretary between November 10, 2026, and December 10, 2026. These deadlines are based on the

Illumina, Inc. 2026 Proxy Statement • 79

150th day and 120th day, respectively, before the one-year anniversary of the date of the proxy statement for the 2026 annual meeting (which date is April 9, 2027). In the event that the date of the 2027 annual meeting is advanced by more than 30 days or delayed by more than 60 days from April 9, 2027, written notice of nominations by the stockholder proponent(s) must be so delivered not earlier than the 150th day prior to the 2027 annual meeting and not later than the close of business on the later of (a) the 120th day prior to the 2027 annual meeting and (b) the 10th day following the day on which public announcement of the date of the 2027 annual meeting is first made to be timely. The ability to include a nominee in our proxy statement is subject to the terms and conditions set forth in our bylaws.

With respect to stockholder nominees for director election at our 2027 annual meeting (other than nominees submitted for inclusion in our proxy materials) and stockholder proposals for consideration at our 2027 annual meeting that are not submitted for inclusion in our proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to us in accordance with our bylaws. The notice must be delivered to, or mailed to and received by, our Corporate Secretary between January 21, 2027, and February 20, 2027 and must comply with all applicable provisions of our bylaws. If, however, the date of the 2027 annual meeting is advanced more than 30 days prior to or delayed more than 60 days after May 21, 2027, then to be timely such notice must be received not later than the close of business on the later of the 90th day prior to the date of the 2027 annual meeting or the 10th day following the date of public disclosure of the date of the 2027 annual meeting. You may obtain a copy of our bylaws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Other Matters

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters not described in this proxy statement properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Householding

Our annual report on Form 10-K for the fiscal year ended December 28, 2025, including our audited financial statements for fiscal 2025, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who sends a written request to the Corporate Secretary of Illumina, Inc. at 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, or makes an oral request to the office of the Corporate Secretary at (858) 202-4500. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary.

80 • Illumina, Inc. 2026 Proxy Statement

Where You Can Find More Information

We maintain an internet site at www.illumina.com. We use our website as a channel of distribution of material Company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

Forward Looking Statements

This proxy statement contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “continue,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “potential,” “predict,” “should,” “will,” or similar words or phrases, or the negatives of these words, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward looking. Among the important factors to which our business is subject that could cause actual results to differ materially from those in any forward-looking statements are: (i) changes in the rate of growth in the markets we serve, including the proteomics market; (ii) the volume, timing and mix of customer orders among our products and services; (iii) our ability to adjust our operating expenses to align with our revenue expectations; (iv) our ability to successfully integrate SomaLogic, Inc. and certain other assets we acquired from Standard BioTools Inc. (the SomaLogic Business) into our existing operations and the SomaLogic Business’ technology and products into our portfolio; (v) our ability to successfully manage partner and customer relationships in the proteomics market; (vi uncertainty regarding the impact of our inclusion on the “unreliable entities list” by regulatory authorities in China; (vii) uncertainty regarding tariffs imposed or threatened by the U.S. government and its trading partners, and other possible tariffs or trade protection measures and our efforts to mitigate the impact of such tariffs; (viii) our ability to manufacture robust instrumentation and consumables, including the SomaLogic Business’ products; (ix) the success of products and services competitive with our own; (x) challenges inherent in developing, manufacturing, and launching new products and services, including expanding or modifying manufacturing operations and reliance on third-party suppliers for critical components; (xi) the impact of recently launched or pre-announced products and services on existing products and services; (xii) our ability to modify our business strategies to accomplish our desired operational goals; (xiii) our ability to realize the anticipated benefits from prior or future actions to streamline and improve our R&D processes, reduce our operating expenses and maximize our revenue growth; (xiv) our ability to further develop and commercialize our instruments, consumables, and products; (xv) to deploy new products, services, and applications, and to expand the markets for our technology platforms; (xvi) the risk of additional litigation arising against us in connection with the GRAIL acquisition; (xvii) our ability to obtain approval by third-party payors to reimburse patients for our products; (xiii) our ability to obtain regulatory clearance for our products from government agencies; (xix) our ability to successfully partner with other companies and organizations to develop new products, expand markets, and grow our business; (xx) uncertainty, or adverse economic and business conditions, including as a result of slowing or uncertain economic growth or armed conflict; (xxi) the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments; and (xxii) legislative, regulatory and economic developments, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current quarter.

Illumina, Inc. 2026 Proxy Statement • 81

Annex A – Reconciliation of Non-GAAP Measures

Statement Regarding Use of Non-GAAP Financial Measures

The company has included in this proxy statement non-GAAP results for operating margin, diluted earnings per share and free cash flow, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The company’s financial measures under GAAP include substantial charges that are listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this proxy statement. Management has excluded the effects of these items in non-GAAP measures to assist investors in analyzing and assessing past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented below.

Illumina, Inc.

Results of Operations - Core Illumina Non-GAAP

(unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING MARGIN:

	Year Ended
	December 28, 2025	December 29, 2024	% Change

GAAP operating margin	18.6%	34.0%	(45.3)%

Amortization of acquired intangible assets	1.5%	1.5%

Acquisition-related expenses (b)	0.4%	-5.1%

Transformational initiatives (c)	1.4%	1.3%

Other (d)	0.5%	—

Legal contingency and settlement (e)	0.2%	-10.5%

Intangible impairment (f)	0.5%	0.1%

Non-GAAP operating margin (a)	23.1%	21.3%	8.5%

Illumina, Inc. 2026 Proxy Statement • A-1

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP DILUTED EARNINGS PER SHARE:

	Year Ended
	December 28, 2025	December 29, 2024	% Change

GAAP diluted earnings per share	$5.45	$5.61	(3)%

Amortization of acquired intangible assets	0.42	0.40

Acquisition-related expenses (b)	0.10	(1.40)

Transformational initiatives (c)	0.38	0.38

Other (d)	0.14	—

Legal contingency and settlement (e)	0.06	(2.87)

Intangible impairment (f)	0.15	0.02

Other (income) expense, net (g)	(2.13)	1.86

Provision for income taxes (h)	0.27	0.16

Non-GAAP diluted earnings per share (a)	$4.84	$4.16	16%

FREE CASH FLOWS (in millions):

December 28, 2025

Net cash provided by operating activities	$1,079

Purchases of property and equipment	(148)

Free cash flow (i)	$ 931

(a)

Non-GAAP operating margin and diluted earnings per share excludes the effects of the pro forma adjustments as detailed above. Non-GAAP operating margin and diluted earnings per share are key components of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing past and future operating performance.

(b)

Amounts for FY 2025 consist primarily of legal and other expenses related to the SomaLogic acquisition, legal expenses for the GRAIL acquisition, and a lease impairment, offset by fair value adjustments for our contingent consideration liability related to GRAIL. Amounts for FY 2024 consist of fair value adjustments for our contingent consideration liability related to GRAIL, offset by legal and other expenses for the acquisition and divestiture of GRAIL.

(c)

Amounts for FY 2025 consist primarily of employee severance costs and costs related to implementation efforts to upgrade our ERP system. Amounts for FY 2024 consist primarily of lease and other asset impairments and employee severance costs.

(d)	Amounts consist primarily of a donation to the Illumina foundation and costs for board membership changes.
(e)	Amount for FY 2024 primarily consists of the reversal of the accrued EC fine, including accrued interest, following the EC’s decision to withdraw its previously imposed fine.
(f)	Amounts consist of intangible asset impairments related to our Core Illumina segment.
(g)	Amounts consist of realized and unrealized gains (losses) and impairments on our investments. Amounts for FY 2024 also consist of fair value adjustments on Helix contingent value right.
(h)

Amounts consist of tax impact of non-GAAP adjustments and the difference between book and tax accounting related to stock-based compensation cost. Amounts for FY 2025 also consist of a one-time $42 million valuation allowance adjustment recorded in Q3 2025 against deferred tax assets associated with certain U.S. foreign tax credits as a result of the U.S tax legislation that was signed on July 4, 2025. Amounts for FY 2024 also consist of impact of GRAIL pre-acquisition net operating losses on GILTI, the utilization of US foreign tax credits, and the Pillar Two global minimum top-up tax, which no longer applies for 2025 since the GRAIL preacquisition net operating losses were fully utilized in prior years.

(i)

Free cash flow, which is a non-GAAP financial measure, is calculated as net cash provided by operating activities reduced by purchases of property and equipment. Free cash flow is useful to management as it is one of the metrics used to evaluate our performance and to compare us with other companies in our industry. However, our calculation of free cash flow may not be comparable to similar measures used by other companies.

A-2 • Illumina, Inc. 2026 Proxy Statement

ILLUMINA, INC.

5200 ILLUMINA WAY

SAN DIEGO, CA 92122

ATTN: CONOR MCNAMARA

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1A Caroline D. Dorsa	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1B Scott Gottlieb, M.D.	☐	☐	☐

2  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2027.

3  To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You may attend the Meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

					☐	☐	☐
1C David P. King	☐	☐	☐
1D Keith A. Meister	☐	☐	☐
1E Anna Richo	☐	☐	☐		☐	☐	☐
1F Philip W. Schiller	☐	☐	☐
1G Susan E. Siegel	☐	☐	☐
1H Jacob Thaysen, Ph.D.	☐	☐	☐
1I Scott B. Ullem	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

www.virtualshareholdermeeting.com/ILMN2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

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ILLUMINA, INC.

Annual Meeting of Stockholders

May 21, 2026, 10:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jacob Thaysen and Scott Davies as proxies, and each of them with power to act without the other and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ILMN2026 at 10:00 AM Pacific Time on Thursday, May 21, 2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side